     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999


                                                      REGISTRATION NO. 333-78545
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 MP3.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3652                          33-0840026
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                           10350 SCIENCE CENTER DRIVE
                                  BUILDING 14
                              SAN DIEGO, CA 92121
                                 (619) 320-2120
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MICHAEL L. ROBERTSON
                          CHIEF EXECUTIVE OFFICER AND
                             CHAIRMAN OF THE BOARD
                                 MP3.COM, INC.
                           10350 SCIENCE CENTER DRIVE
                                  BUILDING 14
                              SAN DIEGO, CA 92121
                                 (619) 320-2120
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

            FREDERICK T. MUTO, ESQ.                            GARY J. SINGER, ESQ.
          CHRISTOPHER J. KEARNS, ESQ.                         KAREN K. DREYFUS, ESQ.
             BLAKE T. BILSTAD, ESQ.                        CHRISTOPHER A. WHYTOCK, ESQ.
               COOLEY GODWARD LLP                             O'MELVENY & MYERS LLP
        4365 EXECUTIVE DRIVE, SUITE 1100               610 NEWPORT CENTER DRIVE, 17TH FLOOR
            SAN DIEGO, CA 92121-2128                       NEWPORT BEACH, CA 92660-6429
                 (619) 550-6000                                   (949) 760-9600

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 14, 1999

                               12,300,000 Shares
                                   [MP3 LOGO]

                                  Common Stock
                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $16.00 and $18.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "MPPP."


     Of the 12,300,000 shares for sale in this offering, we have offered approximately 3,300,000 shares to Arkaro S.A., a subsidiary of Groupe Arnault, which has expressed an interest in acquiring shares of our common stock. If this offer is accepted, we would sell these shares directly to Arkaro Holding B.V. at the initial public offering price as part of an agreement we have signed with them. As a result, we will offer 9,000,000 shares for sale to the public through the underwriters. See "Underwriting."


     In addition, at our request, the underwriters have reserved up to 1,850,000 shares of common stock for sale at the initial public offering price to artists and customers of MP3.com, consultants and others with whom we do business, existing stockholders and friends of MP3.com. These shares are part of the 9,000,000 shares that will be issued through the underwriters. See "Underwriting."

     The underwriters have an option to purchase a maximum of 1,350,000 additional shares to cover over-allotments of shares. See "Underwriting."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                                UNDERWRITING
                                                            PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                                             PUBLIC              COMMISSIONS             MP3.COM
                                                       -------------------   -------------------   -------------------
Per Share............................................                    $                     $                     $
Total................................................                    $                     $                     $

     Delivery of the shares of common stock will be made on or about
            , 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
CREDIT SUISSE FIRST BOSTON                                     HAMBRECHT & QUIST
BANCBOSTON ROBERTSON STEPHENS                         CHARLES SCHWAB & CO., INC.
           The date of this prospectus is                     , 1999.

DESCRIPTION OF INSIDE-COVER ARTWORK

PANEL ONE

The following text appears in the center of the page against a blue background:

     There is a new order in the world of music. A community where any artist can play to an audience of millions. Its official name is MP3.com.

INSIDE TWO-PAGE GATEFOLD SPREAD

Image depicting a portion of one artist page from the MP3.com website. Twenty-one images depicting album cover art of artists with music on the MP3.com website.

The following text appears as subheads and smaller copy blocks:

      - Over 6,000,000 visitors per month.

      - 44,000,000 songs delivered online.

      - A database of over 3,900,000 music lovers.

      - Music from over 18,000 artists, with 100's more added weekly.

BACK PANEL

     The MP3.com logo appears against a black background. Affixed over the logo (on our preliminary prospectus) is a sleeve containing a music CD suitable for play on either a computer or audio CD player. The CD sleeve is blue with the MP3.com logo and the phrase "Music to Invest By." The following text appears on the page:

      - Top acts of tomorrow as well as current major artists.

      - MP3.com. Where the world comes for music.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    6
USE OF PROCEEDS.......................   17
DIVIDEND POLICY.......................   17
CAPITALIZATION........................   18
DILUTION..............................   19
SELECTED HISTORICAL FINANCIAL DATA....   20
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND OPERATING RESULTS...............   21
BUSINESS..............................   29

                                        PAGE
                                        ----
MANAGEMENT............................   44
RELATED-PARTY TRANSACTIONS............   51
PRINCIPAL STOCKHOLDERS................   52
DESCRIPTION OF CAPITAL STOCK..........   54
SHARES ELIGIBLE FOR FUTURE SALE.......   56
UNDERWRITING..........................   58
NOTICE TO CANADIAN RESIDENTS..........   60
LEGAL MATTERS.........................   61
EXPERTS...............................   61
ADDITIONAL INFORMATION................   61
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU WHEN YOU ARE CONSIDERING THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                     , 1999 (25 DAYS AFTER COMMENCEMENT OF THE
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                                 MP3.COM, INC.

     MP3.com is pioneering a revolutionary approach to the promotion and distribution of music. Our website has grown into a premier online music destination. We use the Internet and file formats that make music files smaller to enable a growing number of artists to broadly distribute and promote their music and to enable consumers to conveniently access this expanding music catalog. Our website contains over 100,000 songs from over 18,000 artists, which we believe represents one of the largest collections of digital music available on the Internet. Consumers can search, sample and download music free of charge.

     We receive revenue from online advertising, electronic commerce and offline advertising. From inception to March 31, 1999, 89% of our revenues have been from the sale of advertising space on our website. We also receive revenue from the sale of CDs online and from advertisers for their sponsorship of CD samplers, which are distributed free of charge to consumers and contain collections of music from artists that have posted music on our website.

     Our unique business model provides the following advantages for artists and consumers:

     - creates an easy and convenient way for consumers to listen to, download and purchase music;

     - dramatically lowers costs for artists to promote and distribute their music;

     - enables artists to reach a large number of consumers worldwide;

     - enables consumers to discover local and lesser-known artists in ways they cannot through traditional music retailers; and

     - facilitates direct communication between fans and artists.

     We believe that large numbers of artists and consumers are drawn to MP3.com because they have historically been underserved by the traditional music industry. We expect to continue introducing new products and services designed to meet their entertainment, electronic commerce, communications and information needs.

     MP3.com was incorporated in March 1998. During 1998, our operations consisted largely of developing the infrastructure necessary to download music on the Internet. Since the beginning of this year, our growth has been dramatic. The number of our employees increased from eight on December 31, 1998, to 141 on June 30, 1999. In June 1999, we added over 125 artists and 660 new songs on average each day. During June 1999, visitors to our website viewed over 57 million webpages, listened to or downloaded over 10 million songs and conducted over 5.5 million music searches.


     We recently formed several strategic relationships that we believe will help increase our music content, brand awareness and electronic commerce opportunities. In July 1999, Groupe Arnault agreed to purchase an aggregate of $150 million in advertising, promotion and marketing services from us over the next three years. Groupe Arnault is a French corporation with interests in diverse companies such as LVMH Moet Hennessy Louis Vuitton and others. Groupe Arnault will also have an exclusive right for 90 days after this offering to negotiate the terms of a joint venture with us covering the territories of Europe and Asia. In a separate agreement, we have offered Arkaro Holding B.V., a subsidiary of Groupe Arnault, the opportunity to purchase shares of our common stock directly from us in this offering totaling five percent of our outstanding capital stock after the offering. In June 1999, Cox Interactive Media, Inc. invested $45 million in us and formed a joint venture with us that will focus on providing downloadable music for affiliated radio stations across the U.S. We also have a consulting arrangement with Atlas/Third Rail Management, Inc., to conduct promotional activities like our sponsorship of the Alanis Morissette and Tori Amos "5 1/2 Weeks" Summer 1999 tour. Additionally, we recently entered into a three year license and promotion agreement with Boutit, Inc., also known as "No Limit Records," which represents platinum-selling artists including Master P and Snoop Dogg.

                                  THE OFFERING


Common stock offered.........................  12,300,000 shares
Common stock to be outstanding after the
  offering...................................  65,724,913 shares
Shares offered to Arkaro Holding B.V. .......  We have offered approximately 3,300,000 of the shares for sale in this offering to
                                               Arkaro Holding B.V., a subsidiary of Groupe
                                               Arnault. If this offer is accepted, we would
                                               sell these shares directly to Arkaro Holding
                                               B.V. As a result, we will offer approximately
                                               9,000,000 shares for sale to the public
                                               through the underwriters.
Directed shares..............................  At our request, the underwriters have reserved up to 1,850,000 shares of common
                                               stock offered for sale at the initial public
                                               offering price to artists and customers of
                                               MP3.com, consultants and others with whom we
                                               do business, existing stockholders and
                                               friends of MP3.com. See "Underwriting."
Use of proceeds..............................  For marketing and promotional activities, capital expenditures, concert sponsorships
                                               and tours, facilities expansion and related
                                               improvements, and general corporate purposes,
                                               including working capital and potential
                                               partnerships and acquisitions. See "Use of
                                               Proceeds."
Proposed Nasdaq National Market symbol.......  MPPP


                     SHARES OUTSTANDING AFTER THE OFFERING


     The number of shares of common stock to be outstanding after the offering is based upon the actual number of shares outstanding as of June 21, 1999 and assumes a three-for-two split in our common stock that will take effect prior to the date of this offering. It also includes an estimated 147,058 shares to be issued to Boutit, Inc. in a private placement concurrent with the closing of this offering and an estimated 3,300,000 shares to be issued to Arkaro Holding B.V. assuming it accepts our offer to purchase these shares directly from us in this offering. However, it does not include 8,837,063 shares of common stock reserved under our stock benefit plans, of which 4,169,213 shares were covered by outstanding options at a weighted average exercise price of $0.74 per share as of June 21, 1999. See "Capitalization," "Description of Capital Stock" and "Management -- 1998 Equity Incentive Plan."


     After the offering, our founder and affiliated and major stockholders will continue to hold a substantial percentage of our stock. Stockholders who will hold more than 5% of our stock after the offering include the following:


                                                                OWNERSHIP
                        STOCKHOLDER                           POST-OFFERING
                        -----------                           -------------
Michael L. Robertson........................................      39.0%
Entities affiliated with Sequoia Capital....................      14.2%
Cox Interactive Media, Inc. ................................       9.5%
Arkaro Holding B.V. ........................................       5.0%
Total stock held by executive officers, directors and major
  stockholders..............................................      75.0%


     For a complete discussion of how these numbers are calculated, and our stock ownership after the offering generally, see "Principal Stockholders."

     Our principal executive offices are located at 10350 Science Center Drive, Building 14, San Diego, California 92121. Our telephone number is (619) 320-2120. Our website is www.mp3.com. The information found on our website is not a part of this prospectus.

                             SUMMARY FINANCIAL DATA

     The following financial information should be read together with the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                 PERIOD FROM
                                                               MARCH 17, 1998       THREE MONTHS
                                                               (INCEPTION) TO          ENDED
                                                              DECEMBER 31, 1998    MARCH 31, 1999
                                                              -----------------    --------------
STATEMENT OF OPERATIONS DATA:
Net revenues................................................     $ 1,162,438        $   665,785
Gross profit................................................         947,480            460,482
Loss from operations........................................        (219,768)        (1,478,919)
Net loss....................................................        (357,538)        (1,405,628)
Net loss per share, basic and diluted(1)....................     $     (0.01)       $     (0.05)
Weighted average shares used in net loss per share, basic
  and diluted...............................................      26,182,785         27,537,067
Pro forma net loss per share, basic and diluted(1)..........     $     (0.01)       $     (0.03)
Shares used in pro forma net loss per share
  calculations(1)...........................................      45,490,301         46,844,583


                                                                           AT MARCH 31, 1999
                                                             ---------------------------------------------
                                                               ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                             -----------    ------------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 9,327,149    $104,966,185     $301,856,185
Working capital............................................    9,146,989      96,421,958      293,311,358
Total assets...............................................   11,245,608     111,686,644      308,576,644
Total stockholders' equity.................................   10,359,317      65,800,353      262,690,353


---------------
(1) For a description of the computation of the net loss per share and the number of shares used in the per share calculations, see Note 1 of Notes to Financial Statements.

(2) The Pro Forma column gives effect to:


        - the conversion of 7,150,000 shares of convertible Series A preferred stock outstanding as of March 31, 1999 into 10,724,996 shares of common stock (assuming the three-for-two common stock split occurs);



        - the conversion of 1,100,000 shares of convertible Series A preferred stock issued during April 1999 for $2,200,000 into 1,650,000 shares of common stock (assuming the three-for-two common stock split occurs);



        - the conversion of 439,103 shares of convertible Series B preferred stock issued during April 1999 for $2,498,496 into 658,653 shares of common stock (assuming the three-for-two common stock split occurs);



        - the conversion of 4,182,578 shares of Series C preferred stock issued during June 1999 for $45,004,539 into 6,273,867 shares of common stock (assuming the three-for-two common stock split occurs);


        - a three-for-two split in our common stock;

        - the issuance and exercise of warrants to purchase 658,653 shares of common stock for $219,551 with a deemed fair value of $2,191,000;

        - the exercise of stock options to purchase 1,494,187 shares of common stock for $716,450 from April 1, 1999 to June 21, 1999;

        - the issuance of 22,500 shares of common stock in May 1999 for services rendered with a deemed fair value of $111,000;

        - 147,058 shares of common stock (assuming an initial public offering price of $17.00 per share) that we will issue in a private placement as part of our agreement with Boutit, Inc. entered into on May 12, 1999 for a deemed fair value of $2,500,000;

        - our donation of 100,000 shares of common stock to the MP3.com Foundation with a deemed fair value of approximately $767,000; and


        - our receipt in July 1999 of a $45,000,000 advance payment from Groupe Arnault for advertising, promotion and marketing services to be provided in the fourth quarter of 1999 and the year 2000.


     See Note 6 of Notes to Financial Statements.

(3) The As Adjusted column reflects our receipt of the net proceeds from the offering (assuming an initial public offering price of $17.00 per share), after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Capitalization" and "Use of Proceeds."

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes.

                      RISKS RELATED TO OUR BUSINESS MODEL

OUR BUSINESS MODEL IS NOT TYPICAL OF TRADITIONAL, MORE ESTABLISHED BUSINESS ENTERPRISES AND MAY NOT GENERATE SUFFICIENT REVENUES FOR OUR BUSINESS TO SURVIVE.

     Our model for conducting business and generating revenues is new and unproven. Our business model depends upon our ability to generate revenue streams from multiple sources through our website, including:

     - website advertising fees from third parties;

     - online sales of CDs and music-related merchandise;

     - promotional activity fees; and

     - marketing our artist and consumer information.

     It is uncertain whether a music-based website that relies on attracting people to learn about, listen to and download music, mostly from lesser-known artists, can generate sufficient revenues to survive. We cannot assure you that this business model will succeed or will be sustainable as our business grows.

     In order for our business to be successful, we must not only develop services that directly generate revenue, but also provide content and services that attract consumers to our website frequently. We will need to develop new offerings as consumer preferences change and new competitors emerge. We cannot assure you that we will be able to provide consumers with an acceptable blend of products, services, and informational and community offerings that will attract consumers to our website frequently. We provide many of our products and services without charge, and we may not be able to generate sufficient revenue to pay for these products and services. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or be profitable.

WE ARE COMPETING IN A NEW MARKET WHICH MAY NOT DEVELOP OR WHERE WE MAY FAIL TO GAIN MARKET ACCEPTANCE FOR OUR PRODUCTS AND SERVICES.

     The market for online music promotion and distribution is new and rapidly evolving. As a result, demand and market acceptance for our products and services exposes us to a high degree of uncertainty and risk. We are attempting to capitalize on a talent pool of artists not currently served by the traditional recording industry. We cannot assure you that consumers will continue to be interested in listening to or purchasing music from these artists or that the traditional music industry will not successfully serve these artists in the future. If this new market fails to develop, develops more slowly than expected or becomes saturated with competitors, or our products and services do not achieve or sustain market acceptance, our business could be harmed.

     We believe the future popularity of downloadable digital music will depend, in part, on the availability of portable devices to store and replay this music. To the extent that consumer acceptance or distribution of these portable devices is delayed or these devices are not available at affordable prices, our market, and thus a portion of our revenues, may not grow at a sufficient pace and our business could be harmed.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

     MP3.com was incorporated in March 1998. During 1998, our operating activities consisted largely of developing the infrastructure necessary to download music on the Internet. Our limited operating history makes it difficult to evaluate our current business and prospects. Due to our limited operating history, it will be difficult to accurately predict our future revenues or results of operations. This may result in one or more future quarters where our financial results may fall below the expectation of analysts and investors. As a result, the trading price of our common stock might decline. Operating results may vary depending on a number of factors, many of which are outside our control. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the new and rapidly evolving Internet markets.

RAPID GROWTH IN OUR OPERATIONS AND INFRASTRUCTURE IS PLACING A SIGNIFICANT STRAIN ON OUR RESOURCES, AND FAILURE TO MANAGE THIS GROWTH EFFECTIVELY COULD DISRUPT OUR OPERATIONS AND PREVENT US FROM GENERATING THE REVENUES WE EXPECT.

     We currently are experiencing a period of rapid expansion in our website traffic, personnel, facilities and infrastructure. For example, the number of daily visitors to our website increased approximately 88% from December 1998 to June 1999. Our number of employees increased from eight on December 31, 1998 to 141 on June 30, 1999. We expect further significant expansion will be required to address potential growth in our artist and consumer bases, the breadth of our product and service offerings, and other opportunities. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. Our failure to manage growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

OUR CONTINUED RELIANCE ON REVENUE FROM ONLINE ADVERTISING MAY NOT PROVIDE SUFFICIENT FINANCIAL RETURNS FOR OUR BUSINESS TO GROW OR SURVIVE.

     Although our business model contemplates multiple sources of revenue, we anticipate that in the foreseeable future we will depend substantially on revenue from online advertising. In 1998, revenue from online advertising accounted for 91% of our net revenues, and in the first quarter of 1999 accounted for 84% of our net revenues.

     We currently depend on a small group of customers for our revenue from online advertising. In the first quarter of 1999, two customers accounted for approximately 14% and 13%, respectively, of net revenues, and our top ten customers accounted for approximately 70% of net revenues. If any of these important customers were to leave us, our business could be harmed. If we do not increase revenue from online advertising, our business may not grow or survive. Increasing our revenue from online advertising depends largely on our ability to:

     - conduct successful selling and marketing efforts aimed at advertisers;

     - increase the size of our sales force;

     - increase the size of the MP3.com audience by increasing both our artist and consumer bases;

     - increase the amount of revenues per advertisement;

     - target advertisements to appropriate segments of our audience; and

     - measure accurately the size and demographic characteristics of our audience.

     Our failure to achieve these objectives could reduce our revenue from online advertising and ultimately prevent us from generating the revenues we expect.

A SUBSTANTIAL PORTION OF OUR REVENUES AND REVENUE GROWTH FOR AT LEAST THE NEXT THREE YEARS WILL COME FROM GROUPE ARNAULT. IF THIS RELATIONSHIP IS NOT RENEWED, OR IF OTHER SIGNIFICANT SOURCES OF REVENUE ARE NOT DEVELOPED, WE MAY NOT HAVE SUFFICIENT REVENUES TO SUSTAIN OUR GROWTH AND OUR STOCK PRICE MAY FALL.

     We have recently entered into a three-year advertising, promotion and marketing agreement with Groupe Arnault. We anticipate that for at least the next three years a substantial portion of our revenues will come from sales of our advertising, promotion and marketing services under this agreement. Although payment for these services has been secured for the term of the agreement by a $45 million pre-payment and a letter of credit for the remaining $105 million of services to be provided under the agreement, Groupe Arnault is under no obligation to renew its relationship with us after the current agreement terminates at the end of June 2002. See
"Business -- Relationship with Groupe Arnault."

     Furthermore, we anticipate that our revenue growth for the next three years will largely be due to the scheduled growth in revenues under our agreement with Groupe Arnault. Historically, most of our revenue sources have not provided for a similarly-scheduled growth in revenues. If we do not develop significant additional revenue sources in the future our business will be substantially dependent on the Groupe Arnault agreement. Moreover, if Groupe Arnault does not renew its relationship after termination of the current agreement at the end of June 2002, or renews the relationship but at a lower level of commitment, our revenues or growth rate may decline in periods subsequent to the end of the current agreement.

     We cannot guarantee that we will be able to develop enough additional revenue to offset the loss of revenues that would result if Groupe Arnault does not renew its relationship or that the other revenue sources we may develop will be sufficient to maintain our rate of revenue growth. If either event causes our revenues or our revenue growth rate to be substantially reduced, we may not have sufficient revenues to support our business and the market price of our stock may fall.

IN ORDER TO PROVIDE MUSIC AND OTHER CONTENT ON OUR WEBSITE, WE RELY HEAVILY ON THE CONTRIBUTIONS OF ARTISTS WHO, OVER TIME, MAY BE DIFFICULT TO ATTRACT AND RETAIN.

     Our success depends on having a website that offers high quality and diverse music choices, all of which come from outside artists. Our failure to attract and retain artists who can provide us with music and other content would limit the overall quality and quantity of the offerings on our website and harm our business. Because our contracts with artists are, with few exceptions, non-exclusive and can be terminated by the artist at any time, our retention of artists requires that we offer sufficient benefits, including artist services and artist-oriented content, to encourage them to continue providing us with content. If we are not able to maintain our ability to serve and provide valuable tools to artists, artists may leave our website and remove their music and other content. This could also prevent us from attracting new artists. We may also lose artists who gain recognition on our website and then are recruited by or attracted to the traditional music industry. The loss of artists and the inability to attract new artists would impair our ability to generate advertising revenue targeted to our artist community and generate CD revenues.

OUR BRAND NAME AND REVENUES COULD BE DAMAGED IF THE MUSIC PROVIDED BY LESSER-KNOWN ARTISTS FAILS TO MEET CONSUMER EXPECTATIONS.

     Although most of the artists that post music on our website are not bound by record contracts, some artists, including most internationally-recognized artists, typically sign multi-year exclusive recording contracts that may prevent them from posting music on our website. To post music on our website, these artists must typically get permission from their record company. As a result, our access to internationally-recognized artists and our ability to distribute this music or place their music on our website and on our CDs is limited. For this reason, and because of the emphasis of our business model on underserved artists, we expect our music to continue to concentrate principally on lesser-known and local artists. If the music provided by these lesser-known and local artists fails to meet consumer expectations, our brand name could be damaged and our business may not generate sufficient revenues to survive.

DEVELOPMENT OF NEW STANDARDS FOR THE ELECTRONIC DELIVERY OF MUSIC MAY DIMINISH OUR BRAND IDENTITY AND DISRUPT THE WAY WE DO BUSINESS.

     We currently rely on mp3 technology for both brand identity and as a delivery method for the digital distribution of music. Mp3 is an open standard adopted by the Moving Picture Experts Group that makes music files smaller. We do not own or control mp3 technology. The onset of competing industry standards for the electronic delivery of music could significantly affect the way we operate our business as well as the public's perception of MP3.com as a company. For example, some of the major recording studios have recently announced a plan to develop a universal standard for the electronic delivery of music, called the

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

Secured Digital Music Initiative, or SDMI, and have announced their intention to make this delivery method available by the end of 1999. In addition, major corporations including Microsoft Corporation, IBM Corporation, AT&T Corp. and Sony Corporation have launched efforts to establish proprietary audio formats that will compete with the mp3 format. Some competitive formats offer security and features that track the number of copies made. The mp3 technology we currently use does not offer these features. These features are especially popular among groups associated with the traditional music industry, and are being promoted by some of our competitors. Widespread industry and consumer acceptance of any of these audio formats could significantly harm our business if we are unable to adapt and respond to these changing standards.

     Although we are not tied exclusively to the use of mp3 technology or to any other specific standard for the electronic delivery of music, if a proprietary, or closed, music delivery format receives widespread industry and consumer acceptance, we may be required to license additional technology and information from third parties in order to adopt that format. We cannot assure you that this third-party technology and information will be available to us on commercially reasonable terms, if at all. Any failure to obtain any of these technology and information licenses or to successfully reconfigure our music library to support these technologies could prevent us from making our music available in the most widely accepted formats, which could make our offerings less popular or inaccessible to both consumers and artists and thus harm our business.

MP3 TECHNOLOGY IS CONTROVERSIAL WITHIN THE TRADITIONAL MUSIC INDUSTRY AND MAY FACE CONTINUED OPPOSITION, WHICH MAY NEGATIVELY AFFECT THE PERCEPTION OF OUR BUSINESS, LEAD TO MARKET CONFUSION, ALIENATE ADVERTISERS AND CONSUMERS AND REDUCE OUR REVENUES.


     The traditional music industry has not embraced the development of the mp3 format to deliver music, in part because users of mp3 technology can download and distribute unauthorized or "pirated" copies of copyrighted recorded music over the Internet. Although our business model for the digital distribution of music can support more than one audio compression format and method of delivery, and is intended to discourage music piracy and ensure that only legitimate music is posted on our website, our brand identity is currently linked to the mp3 technology. As a result, we may face opposition from a number of different music industry sources including record companies and studios, the Recording Industry Association of America and established artists with record contracts, due to our current brand identity and its potentially negative associations. In addition, adverse news or events relating to mp3 technology may lead to confusion in the public markets regarding our company and its prospects, alienate advertisers and consumers, reduce revenues and harm our overall financial results.


WITHOUT THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND THE AVAILABILITY OF INCREASED BANDWIDTH TO CONSUMERS, OUR BUSINESS MAY NOT SUCCEED.

     Given the online nature of our business, without the continued development and maintenance of the Internet infrastructure, we could fail to meet our overall strategic objectives and ultimately fail to generate the website traffic and revenues we expect. This continued development of the Internet includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products including high speed modems, for providing reliable Internet access and services. Because global commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term.

     The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of music. Our business will depend on the ability of our artists and consumers to continue to upload and download mp3 and other music files, as well as to conduct commercial transactions with us, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our website. Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. Even compressed in mp3 format, a typical three minute song file can occupy more than three megabytes of storage space. This file could take as much as two minutes to download over an xDSL or cable modem compared to 10 to 20 minutes over a conventional 56Kbps modem.
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

     The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. This might include outages and delays resulting from the "year 2000" problem. See "-- Year 2000 problems could lead to malfunctions of our computer and communications systems, and prevent us from running our business." These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of music and music-related products and services. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the products or services that we offer.

WE MAY HAVE DIFFICULTY COMPETING FOR OR EXECUTING BUSINESS PARTNERSHIPS AND MAKING ACQUISITIONS THAT WE MAY NEED TO EXPAND OUR CONTENT AND DISTRIBUTION CHANNELS, WHICH COULD IMPAIR OUR OVERALL STRATEGIC GOALS.

     Our business strategy includes entering into business partnerships and may include acquiring complementary businesses, technologies, content or products. For example, in June 1999 we entered into a joint venture with Cox Interactive Media to create and operate music-related websites. We cannot assure you that this joint venture or any other business partnership will be successful. In addition, in July 1999 we entered into an agreement with Groupe Arnault under which Groupe Arnault will have an exclusive right for 90 days after this offering to negotiate the terms of a joint venture with us covering the territories of Europe and Asia. We cannot guarantee that we and Groupe Arnault will establish this joint venture or that, if established, this joint venture will be successful and provide us with desired international presence or branding. We may be unable to complete suitable business partnerships and acquisitions on commercially reasonable terms, if at all. We expect to face competition for business partnership and acquisition candidates and sponsorships. This competition could impair our ability to successfully pursue these aspects of our business strategy.

     Business partnerships or acquisitions could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire a company, we could face difficulties assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and lack of integration into our existing operations. If we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of acquisitions, could adversely affect our operating results.

                                FINANCIAL RISKS

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST, AND OUR STOCK PRICE MAY FALL IF OUR PERFORMANCE DOES NOT MEET ANALYSTS' OR INVESTORS' EXPECTATIONS.

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. In addition, our revenue and earnings may vary substantially as a result of holiday-based buying and the business cycles of the music industry and of internet commerce in general. However, the actual effect of these factors on the price of our stock will be difficult to assess due to our limited operating history. In one or more future quarters our results of operations may fall below the expectations of securities analysts and investors, and the trading price of our common stock may drop.

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

WE EXPECT NET LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

     In 1998, we had a net loss of approximately $360,000. During the first three months of 1999, we had a net loss of approximately $1.4 million. We expect substantial net losses and negative cash flow for the foreseeable future. We believe it is critical to our long term success that we continue to develop MP3.com brand awareness and loyalty through marketing and promotion, expand our artist and consumer networks, develop our online content and expand our other services. We expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve or sustain profitability and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

UNLESS WE OBTAIN ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO MEET OUR STRATEGIC BUSINESS OBJECTIVES.

     The proceeds of this offering are expected to be sufficient to meet our cash requirements for at least the next 12 months. However, we may need to raise additional funds in order to:

     - finance unanticipated working capital requirements;

     - develop or enhance existing services or products;

     - fund distribution relationships;

     - respond to competitive pressures; or

     - acquire complementary businesses, technologies, content or products.

     We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

               RISKS RELATED TO SALES, MARKETING AND COMPETITION

UNLESS WE DEVELOP A STRONG BRAND IDENTITY, OUR BUSINESS MAY NOT CONTINUE TO GROW AND OUR FINANCIAL RESULTS MAY SUFFER.

     We believe that our historical growth and brand recognition have been largely attributable to word of mouth. We have benefited from frequent and visible national and local media exposure. The frequency or quality of this media exposure may not continue. We believe that continuing to strengthen our brand will be critical to achieve widespread acceptance of our products and services. Favorable public perception of our brand will depend largely on our ability to continue providing users with high quality products and services and the success of our marketing efforts. We plan to increase our marketing expenditures to create and maintain brand recognition. However, brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brand.

IF WE DO NOT TRANSCEND A MERE ASSOCIATION BETWEEN OUR COMPANY AND THE MP3 FORMAT IN THE MINDS OF CONSUMERS, OUR BRAND IDENTITY AND FINANCIAL RESULTS COULD SUFFER.

     The growth of our business will also depend in significant part on our ability to develop a brand identity that transcends a mere association with the mp3 format. We must pursue a brand development strategy that identifies our company as a primary source for interesting and diverse high quality music and artists above and beyond mp3 technology. Although MP3.com is not tied exclusively to the use of mp3 technology or to any other specific standard for the electronic delivery of music, failure to achieve brand recognition apart from

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

the mp3 format could significantly affect the future viability of our brand name and our ability to generate revenues.

IF WE FAIL TO COLLECT ACCURATE AND USEFUL DATA ABOUT OUR CONSUMERS, POTENTIAL ADVERTISERS MAY NOT ADVERTISE ON OUR WEBSITE, WHICH MAY RESULT IN REDUCED ADVERTISING REVENUES.

     We plan to use consumer data to expand, refine and target our marketing and sales efforts. We collect most of our data from users who report information to us as they conduct transactions on our website. If a large proportion of users impede our ability to collect data or if they falsify data, our marketing and sales efforts would be less effective since advertisers generally require detailed demographic data on their target audiences. In addition, laws relating to privacy and the use of the Internet to collect personal information could limit our ability to collect data and utilize our database. Failure to collect accurate and useful data could result in a substantial reduction in advertising revenues, which represented 84% of our total revenues in the first quarter of 1999. Because we use e-mail for direct marketing, any legislative or consumer efforts to regulate unsolicited bulk e-mails, commonly referred to as "spam," as well as other laws regulating the use of e-mail, could significantly impair our sales and marketing efforts and our associated advertising revenue.

WE EXPECT COMPETITION TO INCREASE SIGNIFICANTLY IN THE FUTURE WHICH COULD REDUCE OUR REVENUES, POTENTIAL PROFITS AND OVERALL MARKET SHARE.

     The market for the online promotion and distribution of music and music-related products is competitive. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors, many of which have longer operating histories, greater brand name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. We cannot assure you that websites maintained by our existing and potential competitors will not be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. We also cannot assure you that we will be able to maintain or increase our website traffic levels, purchase inquiries and number of click-throughs on our online advertisements or that competitors will not experience greater growth in these areas than we do. Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could damage the long-term or short-term prospects of our business.

                          RISKS RELATED TO OPERATIONS

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF, OR FAIL TO PROPERLY INTEGRATE, OUR MANAGEMENT TEAM.

     Our future performance will be substantially dependent on the continued services of our management and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business. We do not have long-term employment agreements with any of our key personnel, other than our Chief Executive Officer, and we do not maintain any "key person" life insurance policies except on our Chief Executive Officer.

     Almost all of our management team joined MP3.com in 1999. Most of these individuals have not previously worked together and are currently being integrated as a management team. If our senior managers are unable to work effectively as a team, our business operations could be significantly disrupted.

WE MAY NOT BE ABLE TO HIRE AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES, AND AS A RESULT WE MAY NOT BE ABLE TO GROW AS WE EXPECT, OR MAINTAIN THE QUALITY OF OUR SERVICES.

     Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers, web designers and advertising sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. Substantially all of our employees have joined us in 1999 and we expect that our rate of hiring will continue at a very rapid pace. If we cannot integrate these employees into
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

our business, we will not be able to effectively manage our growth. Also, our inability to hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our programs, products and services.

WE MUST CONTINUE TO UPGRADE OUR TECHNOLOGY INFRASTRUCTURE, OR WE WILL BE UNABLE TO EFFECTIVELY MEET DEMAND ON OUR WEBSITE.

     In May 1999, an average of approximately 20 gigabytes of musical content was added to our website each week and traffic to the site increased by approximately 14% from the previous month. We must continue to add hardware and enhance software to accommodate the increased content and use of our website. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our website may become unstable and may fail to operate for unknown periods of time. Unscheduled downtime could harm our business and also could discourage users of our website and reduce future revenues.

OUR NEW FINANCIAL ACCOUNTING SYSTEM AND OTHER INTERNAL SYSTEMS MAY NOT WORK EFFECTIVELY AND AS A RESULT WE MAY NOT HAVE THE INFORMATION WE NEED TO RECORD TRANSACTIONS AND MEET OUR ACCOUNTING AND REPORTING OBLIGATIONS, WHICH IN TURN COULD AFFECT OUR ABILITY TO RUN OUR BUSINESS EFFICIENTLY OR PROFITABLY.

     In May 1999, we began installing a new financial accounting system. We anticipate this installation will be completed in stages through the remainder of 1999. If the accounting system does not work effectively, we may experience delays or failures in our accounting processes. This could adversely impact the promptness and accuracy of our transaction processes, and our financial accounting and reporting.

     To manage the expected growth of our operations and personnel, we will need to improve our operational and financial systems, transaction processing, procedures and controls. Our current and planned systems, transaction processing, procedures and controls may not be adequate to support future operations.

OUR DATA WAREHOUSING AND WEB SERVER SYSTEMS MAY STOP WORKING OR WORK IMPROPERLY DUE TO NATURAL DISASTERS, FAILURE OF THIRD-PARTY SERVICES AND OTHER UNEXPECTED PROBLEMS.

     Since our data warehousing, web server and network facilities are all located in Southern California, an earthquake or other natural disaster could affect all of our facilities simultaneously. An unexpected event like a power or telecommunications failure, fire, flood or earthquake at our on-site data warehousing facility or at either of our two Internet service providers' facilities could cause the loss of critical data and prevent us from offering our services to artists and consumers. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our web server and network systems, and connect us to the Internet. A failure by any of these third parties to provide these services satisfactorily would impair our ability to access archives and operate our website.

WE MAY LOSE VISITORS TO OUR WEBSITE AND LOSE REVENUES IF OUR ONLINE SECURITY MEASURES FAIL.

     If the security measures that we use to protect personal information are ineffective, we may lose visitors to our website which could reduce our revenues. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification. We cannot predict whether new technological developments could allow these security measures to be circumvented.

     In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

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

YEAR 2000 PROBLEMS COULD LEAD TO MALFUNCTIONS OF OUR COMPUTER AND COMMUNICATIONS SYSTEMS, AND PREVENT US FROM RUNNING OUR BUSINESS.

     Many existing computer programs cannot distinguish between a year beginning with "20" and a year beginning with "19" because they use only the last two digits to refer to a year. For example, these programs cannot tell the difference between the year 2000 and the year 1900. As a result, these programs may malfunction or fail completely. If we or any third parties with whom we have a material relationship fail to achieve year 2000 readiness, our business may be seriously harmed. In particular, year 2000 problems could temporarily prevent us from offering our goods and services. See "Management's Discussion and Analysis of Financial Condition and Operating Results -- Year 2000 Readiness Disclosure."

   RISKS RELATED TO GOVERNMENT REGULATION, CONTENT AND INTELLECTUAL PROPERTY

GOVERNMENT REGULATION MAY REQUIRE US TO CHANGE THE WAY WE DO BUSINESS.

     The laws and regulations that govern our business change rapidly. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax laws and regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. See "Business -- Government Regulation."

WE MAY BE LIABLE TO THIRD PARTIES FOR MUSIC, SOFTWARE AND OTHER CONTENT THAT IS AVAILABLE ON OUR WEBSITE AND ON THE CDS WE DISTRIBUTE.

     We may be liable to third parties for the content on our website and on the CDs we distribute:

     - if the music, text, graphics, software or other content on our website or CDs violates their copyright, trademark, or other intellectual property rights;

     - if our artists violate their contractual obligations to others by providing content on our website or CDs; or

     - if anything on our website or CDs is deemed obscene, indecent or defamatory.

     We may also be liable for anything that is accessible from our website through links to other websites.

     We attempt to minimize these types of liability by requiring representations and warranties relating to our artists' ownership of and rights to distribute and submit their content and by taking related measures to review content on our website and on our CDs. However, alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business. See "Business -- Intellectual Property."

WE MAY NOT BE ABLE TO PREVENT OTHERS FROM USING OUR TRADEMARKS, COPYRIGHTS, SOFTWARE AND OTHER INTELLECTUAL PROPERTY ASSETS. IF OTHERS DO USE THESE ASSETS, THEIR VALUE TO US, AND OUR ABILITY TO USE THEM TO GENERATE REVENUE, MAY DECREASE.

     Our intellectual property includes our trademarks and copyrights, proprietary software, and other proprietary rights. We believe that our intellectual property is important to our success and our competitive position, and we try to protect it. However, our efforts may be inadequate. We do not have a registered trademark for the "MP3.com" name and may not be able to prevent others from using "mp3" or "MP3.com." Use of the "MP3.com" name by others could dilute our brand identity and confuse the market. In addition, our ability to conduct our business may be harmed if others claim we violate their intellectual property rights. For example, Sightsound.com, Inc. has asserted that many online music providers, including MP3.com, violate patent rights that it allegedly owns covering the sale of music over the Internet through
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

digital downloads. If successful, these claims, or similar claims by others, could seriously harm our business by forcing us to cease using important intellectual property or requiring us to pay monetary damages. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business. See "Business -- Intellectual Property."

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY WE ARE IN.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     Most of the net proceeds of this offering are not allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline.

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL CONTROL 75.0% OF OUR COMMON STOCK AFTER THIS OFFERING.

     After this offering, executive officers, directors and holders of 5% or more of the outstanding MP3.com common stock will, in the aggregate, beneficially own 75.0% of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of MP3.com and may make some transactions more difficult or impossible to complete without the support of these stockholders.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - provide for a staggered board of directors, so that no more than two directors could be replaced each year and it would take three successive annual meetings to replace all directors;

     - prohibit stockholder action by written consent; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

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

OUR SECURITIES HAVE NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING.

     Before this offering, there has not been a public market for our common stock and the trading market price of our common stock may decline below the initial public offering price. The initial public offering price has been determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

THE BOOK VALUE OF THE SHARES YOU PURCHASE WILL BE SUBSTANTIALLY LESS THAN THE PRICE YOU PAY FOR THE SHARES, AND IF A LIQUIDATION WERE TO OCCUR YOU MAY RECEIVE SIGNIFICANTLY LESS THAN YOUR FULL PURCHASE PRICE FOR THE SHARES.

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since these investments will be at a substantially higher per share price than they were for our existing stockholders. The dilution will be $13.00 per share in the net tangible book value of the common stock from the initial public offering price. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution. As a result of this dilution, common stockholders purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

FIFTY-TWO MILLION, OR 84%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.


     Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. After this offering, assuming a public offering price of $17.00, we will have outstanding 65,724,913 shares of common stock. The 9,000,000 shares offered for sale through the underwriters will be freely tradable. Of the remaining 56,724,913 shares of common stock outstanding after this offering, 31,705,125 shares will be eligible for sale in the public market beginning 181 days after the date of this prospectus. The remaining 25,019,788 shares will become available at various times thereafter upon the expiration of one-year holding periods or, in the case of the 3,300,000 shares we have offered to Arkaro Holding B.V., upon the expiration of a lock-up agreement. See "Shares Eligible for Future Sale." We also intend to register up to 8,837,063 additional shares of our common stock after this offering for issuance under our equity plans.


YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the offering will be approximately $196.9 million (based upon an assumed initial public offering price of $17.00 per share) after deducting the estimated underwriting discount and commissions and estimated offering expenses ($218.2 million if the over-allotment option is exercised in full).



     We expect to use approximately $10 million of our net proceeds for marketing and promotional activities, $8 million for capital expenditures, $4 million for concert sponsorships and tours, and $2 million for planned facilities expansion and related improvements. We intend to use the remaining net proceeds for general corporate purposes, including working capital. A portion of the net proceeds may also be used for strategic partnerships, including joint ventures, or to acquire or invest in complementary businesses, technologies, product lines, content or products. We have no current agreements or commitments and we are not currently engaged in any negotiations with respect to any acquisitions. The amounts we actually expend for general corporate purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Pending these uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.



     We have no current plan for a significant portion of the proceeds of this offering, and our management will retain broad discretion in the allocation of the net proceeds of this offering.



     The principal reasons for this offering include:



     - establishing MP3.com as a public company;



     - increasing the visibility and brand recognition of our products and services;



     - positioning our company to be better able to take advantage of strategic opportunities in the future;



     - making a trading market available to our existing stockholders; and



     - providing us with capital sufficient to enable us to implement our business plan.


                                DIVIDEND POLICY

     Covenants in our financing arrangements will prohibit or limit our ability to declare or pay cash dividends. We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and other factors that the board of directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999:

    - On an actual basis;

    - On a pro forma basis after giving effect to:


      -- the conversion of 7,150,000 shares of convertible Series A preferred stock outstanding as of March 31, 1999 into 10,724,996 shares of common stock (assuming the three-for-two common stock split occurs);



      -- the conversion of 1,100,000 shares of convertible Series A preferred stock issued during April 1999 for $2,200,000 into 1,650,000 shares of common stock (assuming the three-for-two common stock split occurs);



      -- the conversion of 439,103 shares of convertible Series B preferred stock issued during April 1999 for $2,498,496 into 658,653 shares of common stock (assuming the three-for-two common stock split occurs);



      -- the conversion of 4,182,578 shares of Series C preferred stock issued in June 1999 for $45,004,539 into 6,273,867 shares of common stock (assuming the three-for-two common stock split occurs);


      -- a three-for-two split in our common stock;

      -- the issuance and exercise of warrants to purchase 658,653 shares of common stock for $219,551 with a deemed fair value of $2,191,000;

      -- the exercise of stock options to purchase 1,494,187 shares of common stock for $716,450 from April 1, 1999 to June 21, 1999;

      -- the issuance of 22,500 shares of common stock in May 1999 for services rendered with a deemed fair value of $111,000;

      -- 147,058 shares of common stock (assuming an initial public offering price of $17.00 per share) we will issue in a private placement pursuant to an agreement with Boutit, Inc. entered into on May 12, 1999 for a deemed fair value of $2,500,000; and

      -- our donation of 100,000 shares of common stock to the MP3.com
         Foundation with a deemed fair value of approximately $767,000; and

    - On a pro forma as adjusted basis, giving effect to our sale of the common stock in this offering at an assumed offering price of $17.00 per share and the application of the net proceeds as described under "Use of Proceeds."

    This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.


                                                                           MARCH 31, 1999
                                                              ----------------------------------------
                                                                                           PRO FORMA
                                                                ACTUAL       PRO FORMA    AS ADJUSTED
                                                              -----------   -----------   ------------
Long-term debt, less current portion(1).....................  $        --   $        --   $         --
Stockholders' equity:
  Preferred Stock, par value $0.001 per share; none
    authorized, actual; 15,000,000 authorized pro forma and
    pro forma as adjusted; none issued and outstanding
    actual, pro forma, and pro forma as adjusted............           --            --             --
  Convertible Preferred Stock, par value $0.001 per share;
    authorized 9,500,000, actual; none authorized pro forma
    and pro forma as adjusted...............................
    Series A, 8,150,000 authorized and 7,150,000 issued and
     outstanding, actual; none authorized and none issued
     and outstanding, pro forma and pro forma as adjusted...        7,150            --             --
  Common stock, $0.001 par value; 50,000,000 shares
    authorized and 31,694,999 shares issued and outstanding,
    actual; 53,424,913 shares issued outstanding pro forma
    (unaudited); 200,000,000 shares authorized; and
    65,724,913 shares issued and outstanding, pro forma as
    adjusted(2).............................................       31,695        53,425         65,725
  Additional paid in capital................................   16,351,763    72,545,219    269,422,919
  Note receivable from a stockholder........................     (260,000)     (260,000)      (260,000)
  Deferred compensation.....................................   (4,008,125)   (4,008,125)    (4,008,125)
  Accumulated deficit.......................................   (1,763,166)   (2,530,166)    (2,530,166)
                                                              -----------   -----------   ------------
  Total stockholders' equity................................   10,359,317    65,800,353    262,690,353
                                                              -----------   -----------   ------------
         Total capitalization...............................  $10,359,317   $65,800,353   $262,690,353
                                                              ===========   ===========   ============


---------------
(1) See Note 3 of Notes to Financial Statements.

(2) Does not include 8,837,063 shares of common stock reserved under our stock benefit plans, of which 4,169,213 shares were covered by outstanding options at a weighted average exercise price of $0.74 per share as of June 21, 1999. See "Description of Capital Stock," "Management -- 1998 Equity Incentive Plan" and "Management -- Employee Stock Purchase Plan."

                                    DILUTION

     As of March 31, 1999, our pro forma net tangible book value was approximately $65.8 million, or $1.23 per share of common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, and gives effect to:


     - the conversion of 7,150,000 shares of convertible Series A preferred stock outstanding as of March 31, 1999 into 10,724,996 shares of common stock (assuming the three-for-two common stock split occurs);



     - the conversion of 1,100,000 shares of convertible Series A preferred stock issued during April 1999 for $2,200,000 into 1,650,000 shares of common stock (assuming the three-for-two common stock split occurs);



     - the conversion of 439,103 shares of convertible Series B preferred stock issued during April 1999 for $2,498,496 into 658,653 shares of common stock (assuming the three-for-two common stock split occurs);



     - the conversion of 4,182,578 shares of Series C preferred stock issued in June 1999 for $45,004,539 into 6,273,867 shares of common stock (assuming the three-for-two common stock split occurs);


     - a three-for-two split in our common stock;

     - the issuance and exercise of warrants to purchase 658,653 shares of common stock for $219,551 with a deemed fair value of $2,191,000;

     - the exercise of stock options to purchase 1,494,187 shares of common stock for $716,450 from April 1, 1999 to June 21, 1999;

     - the issuance of 22,500 shares of common stock in May 1999 for services rendered with a deemed fair value of $111,000

     - 147,058 shares of common stock (assuming an initial public offering price of $17.00 per share) we will issue in a private placement as part of our agreement with Boutit, Inc. entered into on May 12, 1999 for a deemed fair value of $2,500,000; and

     - our donation of 100,000 shares of common stock to the MP3.com Foundation with a deemed fair value of approximately $767,000.


     After giving effect to our sale of common stock in this offering at an assumed initial public offering price of $17.00 per share, and our receipt of the estimated net proceeds from the sale, our pro forma net tangible book value as of March 31, 1999 would have been approximately $262.7 million, or $4.00 per share. This represents an immediate increase in net tangible book value of $2.77 per share to existing stockholders and an immediate dilution of $13.00 per share to new investors. The following table illustrates this per share dilution:


Assumed initial public offering price per share.............           $17.00
  Pro forma net tangible book value per share before the
     offering...............................................  $1.23
  Increase per share attributable to new investors..........   2.77
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             4.00
                                                                       ------
Dilution per share to new investors.........................           $13.00
                                                                       ======

     The following table summarizes, on a pro forma basis as of March 31, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.

                                             SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                           ---------------------    -----------------------      PRICE
                                             NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                           ----------    -------    ------------    -------    ---------
Existing stockholders....................  53,424,913      81.3%    $ 61,652,083      22.8%     $ 1.15
New investors............................  12,300,000      18.7%    $209,100,000      77.2%      17.00
                                           ----------     -----     ------------    ------
          Total..........................  65,724,913     100.0%    $270,752,083     100.0%
                                           ==========     =====     ============    ======

     The discussion and tables above assume no exercise of stock options outstanding as of March 31, 1999. As of March 31, 1999, there were options outstanding to purchase a total of 2,757,750 shares of common stock, with a weighted average exercise price of $0.20 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Management -- 1998 Equity Incentive Plan," "Description of Capital Stock" and Notes 4 and 6 to Notes to Financial Statements.

                       SELECTED HISTORICAL FINANCIAL DATA

     In the table below, we provide you with selected historical financial data. We have prepared this information using financial statements for the period from March 17, 1998 (inception) to December 31, 1998 and the three-month period ended March 31, 1999. The financial statements for the period from March 17, 1998 (inception) to December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three-month period ended March 31, 1999 have not been audited. We have prepared this unaudited information on substantially the same basis as the audited financial statements and included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. When you read this selected historical financial data, it is important that you read along with it the historical financial statements and related notes as well as the section titled "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. Historical results are not necessarily indicative of future results.

                                                                 PERIOD FROM
                                                               MARCH 17, 1998       THREE MONTHS
                                                               (INCEPTION) TO          ENDED
                                                              DECEMBER 31, 1998    MARCH 31, 1999
                                                              -----------------    --------------
STATEMENT OF OPERATIONS DATA:
Net revenues................................................     $1,162,438         $   665,785
Cost of revenues............................................        214,958             205,303
                                                                 ----------         -----------
Gross profit................................................        947,480             460,482
Operating expenses:
  Sales and marketing.......................................         79,328             523,278
  Product development.......................................        395,213             305,046
  General and administrative................................        142,510             458,762
  Amortization of deferred compensation.....................        550,197             652,315
                                                                 ----------         -----------
          Total operating expenses..........................      1,167,248           1,939,401
                                                                 ----------         -----------
Loss from operations........................................       (219,768)         (1,478,919)
Interest income (expense), net..............................         (3,810)             73,291
                                                                 ----------         -----------
Loss before income taxes....................................       (223,578)         (1,405,628)
Provision for income taxes..................................        133,960                  --
                                                                 ----------         -----------
Net loss....................................................     $ (357,538)        $(1,405,628)
                                                                 ==========         ===========
Net loss per share(1):
  Basic and diluted.........................................     $    (0.01)        $     (0.05)
                                                                 ==========         ===========
  Weighted average shares -- basic and diluted..............     26,182,785          27,537,067
                                                                 ==========         ===========

                                                              DECEMBER 31,
                                                                  1998           MARCH 31, 1999
                                                              ------------    --------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 39,509          $ 9,327,149
Working capital.............................................     132,469            9,146,989
Total assets................................................     463,355           11,245,608
Total stockholders' equity..................................     194,706           10,359,317

---------------
(1) See Note 1 of Notes to Financial Statements for a description of the computation of the net loss per share and the number of shares used in the per share calculation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS

     The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     We were incorporated on March 17, 1998. During 1998, our operating activities consisted largely of developing the infrastructure necessary to download music on the Internet. On December 31, 1998, we had only eight employees. This increased to 54 employees on March 31, 1999 and to 141 employees on June 30, 1999. Given our short operating history and our limited operations in 1998, we believe that comparisons between any period in 1999 and the comparable period in 1998 would not be meaningful; therefore, these comparisons are not discussed below.

RESULTS OF OPERATIONS

Net Revenues

     From inception to March 31, 1999, net revenues have consisted primarily of the sale of online advertisements (89% of net revenues) on our website, and to a lesser extent, the online sale of CDs and music-related merchandise (11% of net revenues). Net revenues were $1,162,000 during 1998 and $666,000 in the quarter ended March 31, 1999. The level of net revenues in the first quarter of 1999 reflected increased banner and sponsorship advertisements on our website.

     Revenue from online advertising. From inception to March 31, 1999, banner and sponsorship advertisements on our website have accounted for 75% of our online advertising revenue. The duration of our banner advertising commitments has ranged from one month to one year. Sponsorship advertising contracts involve more integration with our website, including the placement of buttons that provide users with direct links to the advertiser's website. Advertising revenue was $1,061,000 (91% of net revenues) during 1998 and $560,000 (84% of net revenues) in the first quarter 1999. The increase in the level of advertising revenue in the first quarter of 1999 was primarily due to the expansion of our customer base, increased awareness regarding MP3.com and the mp3 technology, and development and expansion of our music content. As we develop and introduce new online programs, products and services, we anticipate that revenue from banner advertising and sponsorship advertising will decrease as a percentage of net revenues.

     We recognize revenue on the sale of banner advertisement contracts as the impression is delivered or displayed. We recognize revenue on the sale of sponsorship advertisement contracts over the period in which the advertisement is displayed. In each case, revenue is only recognized if we have no remaining significant obligations and the collection of the receivable is probable. Our obligations typically include guarantees of a minimum number of "impressions," or times that an advertisement appears in pages viewed by users of our website. In these circumstances, we recognize revenues at the lesser of the ratio of impressions delivered over the guaranteed impressions or the straight-line basis over the term of the agreement. To the extent minimum guaranteed impressions are not met, we defer recognition of the corresponding revenues until the remaining guaranteed impressions are delivered.

     Revenue from online sales of CDs and other music-related merchandise. We also derive revenue from the online sale of our compilation and DAM CDs and, to a lesser extent, other music-related merchandise. Revenue from the online sale of CDs and music-related merchandise was $101,000 (9% of net revenues) during 1998 and $106,000 (16% of net revenues) in the first quarter of 1999. Revenue from online sales of CDs and music-related merchandise increased primarily due to increased musical content available on our website and increased brand awareness. In the future, if the number of visitors to our website continues to grow and the quantity and quality of the musical content available continues to increase, we expect that revenue from the online sale of CDs will constitute an increasing portion of total net revenues. This revenue is recognized upon shipment.

     Revenue from No Limit Agreement. On May 12 1999, we entered into a three year agreement with Boutit, Inc., which also does business under the name "No Limit Records." Under this agreement, we obtained rights to a number of No Limit master recordings. Some of the artists represented by No Limit include Master P and Snoop Dogg, along with other respected platinum-selling artists. No Limit artists also may participate in our chatrooms, display MP3.com signs at concert performances, hold concerts with artists that have posted music on our website and cooperate with us on other promotional activities. We will record all revenues generated under the agreement and will recognize royalty expense (to be included in cost of sales) representing the royalties payable to No Limit. The royalty percentage due to No Limit will vary depending on the source of revenue. No Limit will also become a stockholder of MP3.com at the closing of this offering. As part of our agreement, we will issue 147,058 shares of our common stock (assuming an initial public offering price of $17.00 per share) in a private placement concurrent with the closing of this offering. We expect to amortize a $2.5 million charge over the term of the agreement to reflect this issuance.

Cost of Revenues

     Cost of revenues primarily represents website operations costs, CD and merchandise fulfillment operations and artist royalties. Website operations costs include Internet connectivity charges, networking costs and equipment depreciation. CD and merchandise fulfillment operations costs primarily consist of labor related costs, equipment depreciation, CD blanks, merchandise, shipping and the allocation of a portion of our facilities costs. In the future, cost of net revenue also may include content acquisition cost.

     Cost of revenues was $215,000 (19% of net revenues) during 1998 and $205,000 (31% of net revenues) in the first quarter of 1999. The level of cost of revenues increased, as a percentage of net revenue, due primarily to increased depreciation expense ($9,000 or 1% of net revenues) associated with increased investment in website and fulfillment-related equipment, as well as an increase, as a percentage of net revenues, in CD and other music related merchandise sales (which typically have lower associated gross margins) from 9% to 16%. We anticipate that future gross margins will fluctuate depending on changes in our revenue mix and the timing of our investments in website and fulfillment operations.

Sales and Marketing

     Sales and marketing expense consists primarily of direct marketing expenses, promotional activities, salaries and commissions, costs related to website editorial content and the allocation of a portion of our facilities cost.

     Sales and marketing expense was $79,000 (7% of net revenues) during 1998 and $523,000 (79% of net revenues) in the first quarter of 1999. The increase in sales and marketing expense, both in absolute dollar amounts and as a percentage of net revenue, was primarily due to new marketing programs ($180,000 or 27% of net revenues), substantial increases in sales and marketing payroll and related expenses ($182,000 or 27% of net revenues) and the costs associated with the increase in our size. We anticipate that overall sales and marketing expense will increase significantly in the foreseeable future; however, sales and marketing expense as a percentage of net revenues may fluctuate depending on the timing of new marketing programs and addition of sales and marketing personnel.

     In April 1999, we entered into an artist promotion consulting agreement with Atlas/Third Rail Management, Inc., a Los Angeles-based creative talent agency. The contract has a term of three years. Under the agreement, Atlas/Third Rail will use its reasonable efforts to facilitate artist promotions. One of these promotions involves our sponsorship of Alanis Morissette and Tori Amos'
"5 1/2 Weeks" summer 1999 tour. Under the promotion agreement, we granted Atlas/Third Rail warrants to purchase 658,653 shares of our common stock exercisable at $0.33 per share. In May 1999, we entered into a limited services agreement with Tori Amos. This agreement terminates after the "5 1/2 Weeks" tour in September 1999. Under this agreement, we issued 22,500 shares of common stock to Ms. Amos in exchange for her services. As a result of the grant and issuance to Atlas/Third Rail and Ms. Amos, we recorded deferred marketing costs of $2,302,000. We will account for the warrants based on the fair value provisions of FAS 123. We will amortize the value of the warrants and common stock to sales and marketing expense as follows: approximately $365,000 in the second quarter of 1999 (when the 5 1/2 Weeks tour was announced) and approximately $1,937,000 in the third quarter of 1999 (when the 5 1/2 Weeks tour is scheduled to occur). See "Business -- Sales and Marketing" and Note 6 of Notes to Financial Statements.

     In June 1999, we established the MP3.com Foundation. Our board of directors authorized the initial contribution to this foundation of 100,000 shares of common stock. The deemed fair value of the contribution was approximately $767,000. We will charge the contribution to expense during the second quarter of 1999.

     In the future, we anticipate that we will enter into arrangements with additional leading artists and creative talent agencies to secure their promotional and marketing services and obtain rights to their music. Future expenses may include costs related to promotional events, which will be expensed to sales and marketing in the period the event is held. Proceeds from these events, if any, will be credited against promotional expenses incurred. Depending upon the terms and timing of promotional activities, substantial sales and marketing expenses may be incurred in any quarterly or annual period.

Product Development

     Product development expense consists primarily of compensation for our product development staff, depreciation of computer equipment used for development, supplies and the allocation of facilities costs associated with maintaining our website. We expense product development costs as they are incurred.

     Product development expense was $395,000 (34% of net revenues) during 1998 and $305,000 (46% of net revenues) in the first quarter of 1999. The increase in the level of product development expense, as a percentage of net revenue, was primarily due to increased payroll and related expenses (from 29% to 34% of net revenues) associated with hiring more employees and expensed computer supplies (from 0% to 4% of net revenues). We anticipate that overall product development expenses will increase in the foreseeable future; however, product development expenses as a percentage of net revenues may fluctuate depending on the level of future net revenues and the timing of investments in product development and hiring.

General and Administrative

     General and administrative expense consists primarily of salaries for finance, legal and other administrative personnel, fees for outside consultants, depreciation, an allocation of facilities related costs, insurance, legal and accounting fees, and other overhead.

     General and administrative expense was $143,000 (12% of net revenues) during 1998 and $459,000 (69% of net revenues) in the first quarter of 1999. The increase in general and administrative expense, both in absolute dollar amount and as a percentage of net revenue, was primarily a result of increased finance and administrative payroll and related expenses (from 0% to 10% of net revenues), recruiting and relocation expenses (from 0% to 3% of net revenues) related to hiring our management team, increased legal and accounting expenses (from 4% to 26% of net revenues), increased depreciation expense (from 0% to 2% of net revenues) and costs associated with the increase in our size. We anticipate that overall general and administrative expense will increase in the foreseeable future; however, general and administrative expense as a percentage of net revenues may fluctuate depending on the level of future net revenues and the timing of additional investments in general and administrative infrastructure.

Amortization of Deferred Compensation

     During 1998 and the quarter ended March 31, 1999, we recorded aggregate deferred compensation of $728,000 and $4,482,000, respectively, for the grant of stock options which were granted at exercise prices less than the deemed fair value on the grant date. We also expect to record additional deferred compensation of no less than $30.0 million in the second and third quarters of 1999 to reflect additional option grants at exercise prices less than the deemed fair value of common stock on the grant date through July 9, 1999.The deferred compensation is being amortized over the vesting period of the options, which is generally four years.

Of the total deferred compensation, $550,000 was amortized during 1998 and $652,000 was amortized in the first quarter of 1999. See Note 4 of Notes to Financial Statements.

Interest Income (Expense), Net

     Net interest expense of $4,000 during 1998 resulted from interest incurred on a capital lease, partially offset by interest income earned on cash balances. Net interest income in the first quarter of 1999 of $73,000 was a result of an increase in cash associated with approximately $10.9 million in net proceeds from the Series A convertible preferred stock issuance, offset by interest expense of approximately $8,000 related to a capital lease obligation.

Provision For Income Taxes

     Despite the loss before income taxes of $224,000 in 1998, we recorded a provision for income taxes of $134,000. The tax provision of $134,000 resulted from the amortization of deferred compensation, described above, which is not deductible for income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

Overview

     To date, our operations have been financed from internally generated cash, the sale of convertible preferred stock in 1999 and, to a lesser extent, capital equipment lease arrangements.

     As of March 31, 1999, approximately $9,327,000 in cash and cash equivalents was available. Additionally, a $3,000,000 line of credit with Imperial Bank with a sublimit of $1,500,000 for equipment financing was available to fund our operations. Borrowings under the line of credit accrue interest at the bank's prime rate plus 1% (8.75% as of March 31, 1999), expires in February 2000, and is secured by most of our assets. We are required to comply with debt covenants, the most restrictive of which is a minimum liquidity ratio of two times current liabilities plus all bank debt or six months historical cash spending. Currently, due to our cash balance after the sale of Series C convertible preferred stock, we do not believe the debt covenants will place limitations on our growth strategy. As of March 31, 1999, we have complied with all debt covenants. As of March 31, 1999, there were no amounts outstanding under the line of credit and no amounts were borrowed during the first quarter of 1999. On April 30, 1999, we borrowed $1,234,000 under the bank's equipment sublimit facility. This indebtedness requires monthly payments of interest only through August 1999, at which time the outstanding principal amount will be converted into a three year fully-amortizing term loan with the bank. See Note 6 of Notes to Financial Statements.

Operating Activities

     Net cash provided by operating activities during 1998 was approximately $157,000 and consisted primarily of the following:

     - net loss of approximately $358,000;

     - amortization of deferred compensation of $550,000;

     - an increase in accounts and unbilled receivables of approximately $289,000; and

     - an increase in accounts payable and accrued expenses of approximately $130,000.

     Net cash used in operating activities for first quarter of 1999 was approximately $438,000. The uses of cash from operating activities consisted primarily of the following:

     - net loss of approximately $1,406,000;

     - amortization of deferred compensation of $652,000;

     - an increase in accounts receivable of approximately $107,000;

     - an increase in prepaid expenses and other current assets of approximately $243,000;

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     - an increase in accounts payable and accrued expenses of approximately
       $558,000; and

     - an increase in deferred revenue of approximately $68,000.

Investing Activities

     Cash used in investing activities during 1998 and the first quarter of 1999 was approximately $43,000 and $1,184,000, respectively, and consisted primarily of property and equipment expenditures.

Financing Activities

     Cash used in financing activities during 1998 was approximately $90,000, and consisted of payments of notes payable and capital lease obligations. Net cash provided by financing activities for the first quarter of 1999 was approximately $10,909,000, and consisted primarily of the proceeds from the sale of Series A preferred stock.

     We have no material financial commitments other than obligations under our credit facilities and operating leases. We expect to substantially increase expenditures for applications including:

     - computer equipment and furniture and fixtures associated with new employees and facility expansion;

     - website computer equipment and additional website maintenance personnel;

     - product fulfillment equipment, infrastructure and new employees;

     - bandwidth and networking equipment and infrastructure;

     - additional sales and marketing employees;

     - equipment and additional employees related to product development;

     - increased promotion and branding efforts; and

     - development and acquisition of content.

     Capital requirements in any particular period will depend on the timing of these expenditures.

Recent Events


     In July 1999, we entered into an agreement with Groupe Arnault, which committed to purchase an aggregate of $150 million in advertising, promotion and marketing services from us over the next three years, including $5 million in 1999, $40 million in 2000, $70 million in 2001 and $35 million in the first half of 2002. Under the agreement, we received pre-payments from Groupe Arnault totaling $45 million in July 1999. The remaining amounts owed under the agreement will be secured by an irrevocable letter of credit to be executed in July 1999. In addition, Groupe Arnault will have an exclusive right for 90 days after this offering to negotiate the terms of a joint venture with us covering the territories of Europe and Asia.


     The agreement obligates Groupe Arnault to purchase guaranteed specific quarterly amounts of advertising, promotion and marketing services. We will recognize revenue in the period we deliver the mutually agreed-upon advertising, promotion and marketing services. In the event Groupe Arnault does not purchase the quarterly amount specified in the agreement, or purchases an amount less than the quarterly amount specified in the agreement, the unpurchased amount will be recognized as revenue in the related quarter, as there will be no remaining obligations due by us to Groupe Arnault with respect to such amount.


     In a separate agreement, we offered Arkaro Holding B.V., a subsidiary of Groupe Arnault, the opportunity to purchase registered shares of common stock directly from us in this offering totaling five percent of our outstanding capital stock after this offering. If Arkaro Holding B.V. accepts this offer, we will sell Arkaro Holding B.V. an estimated 3,300,000 shares of stock in this offering at the initial public offering price. Should Arkaro Holding B.V. decide not to accept this offer, the agreement between us and Groupe Arnault will still remain in effect.


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     In June 1999, we sold 4,182,578 shares of Series C preferred stock (which will be converted into 6,273,867 shares of common stock at the close of this offering) to Cox Interactive Media, for a total purchase price of approximately $45 million. We also entered into a joint venture with Cox Interactive Media that will focus on providing downloadable music for affiliated radio stations across the U.S. We will contribute approximately $14 million to the joint venture over the next year.

     We are currently negotiating a five year lease for approximately 61,000 square feet of office and production space, and anticipate moving into this new facility during the second half of 1999. We are also exploring the possible lease of additional facilities, although we do not anticipate occupying these facilities until the first half of 2000.

Future Capital Requirements

     We believe that our cash and cash equivalent balances, funds available under our existing line of credit, revenues from the agreement with Groupe Arnault, proceeds from the Cox Interactive Media investment, net of our financing commitment to the joint venture, and net proceeds from this proposed offering will be sufficient to satisfy our cash requirements for at least the next 12 months. We intend to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.

     To the extent our net revenues increase in the future, we anticipate significant increases in our working capital requirements to finance higher relative levels of associated accounts receivable, unbilled receivables and other assets, offset by increases in accounts payable and other liabilities. However, we do not expect the increases in accounts payable and other liabilities will offset the increases in accounts receivable, unbilled receivables and other assets.

     We may need to raise additional capital if we expand more rapidly than initially planned, to develop new or enhanced products and/or services, to respond to competitive pressures or to acquire complementary products, content, businesses or technologies. If additional funds are raised through the sale of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience additional dilution and these securities may have rights, preferences or privileges senior to those of our stockholders. There can be no assurance that additional financing will be available or on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services or otherwise respond to competitive pressures could be significantly limited. Our business may be harmed by these limitations.

INTEREST RATE RISK

     We are exposed to changes in interest rates primarily from our long-term debt arrangements and, secondarily, our investments in certificates of deposit. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of interest sensitive financial instruments at December 31, 1998 or March 31, 1999.

YEAR 2000 READINESS DISCLOSURE

     Many existing computer programs cannot distinguish between a year beginning with "20" and a year beginning with "19" because they use only the last two digits to refer to a year. For example, these programs cannot tell the difference between the year 2000 and the year 1900. As a result, these programs may malfunction or fail completely.

     Since our business and, consequently, our hardware, telecommunication and software systems are new, we believe most of these systems are already year 2000 compliant and we do not expect internal year 2000 problems to materially affect us. Nevertheless, because our business relies heavily on the Internet and on computer and telecommunication systems, including those of our suppliers, customers and other third parties,

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the year 2000 problem could seriously harm us. Therefore, we established a year
2000 readiness team to assess the effect that the year 2000 problem may have on us and to develop a year 2000 readiness plan.

     We have started assessing the corporate systems and operations that we believe could be affected by the year 2000 problem. We have focused our year 2000 review on three areas:

     - information technology infrastructure;

     - non-information technology systems; and

     - third-party compliance.

Information Technology Infrastructure

     Because our consumer and business systems are essential to our business, our year 2000 team has assessed and evaluated our information technology systems, including our computers, hardware, and software systems. As the team has identified critical computer, hardware, or software information technology systems that require replacement, upgrade, or modification, we have made the required replacement, upgrade, or modification immediately. We use the following information technology for our internal infrastructure:

     - website and Internet ordering systems;

     - main enterprise software systems, including those used for music delivery, production, shipping, and accounting;

     - individual workstations, including personal computers; and

     - networking related hardware and software systems.

     We currently believe that all of our critical information technology systems are year 2000 compliant. In addition, we are in the process of implementing a new accounting system which is certified year 2000 compliant by the vendor. We expect this system to be in place by the end of 1999. We have conducted and continue to conduct year 2000 compliance testing of our individual workstations and networking related hardware and software systems. To date, we have not discovered any material year 2000 problems in these internal systems.

Non-Information Technology Systems

     Some non-information technology systems used in our business, including air conditioning, fire sprinkler and telephone systems, our facility's security system, the security system for our facility's campus, and other equipment, may contain software that is vulnerable to year 2000 problems. The year 2000 problem could cause failures in these systems which could disrupt our operations. We are currently assessing the year 2000 readiness of many of these systems and equipment and expect to have identified and corrected year 2000 problems in our critical non-information technology systems by September 1999.

Third-Party Compliance

     Our material third party business relationships include:

     - customers who place orders for products using the Internet;

     - our Internet service providers; and

     - vendors and suppliers who provide the goods that we offer to our customers.

     We are unable to predict, and have not attempted to assess, the year 2000 readiness of our customers or the systems they use to interact with us. Since we take all of our product orders and offer most of our artist services over the Internet, our operations would be harmed if a significant number of our customers were unable to use the Internet and place orders due to year 2000 problems.

     We have assessed the year 2000 readiness of our Internet service providers and the systems they use to interact with us and determined that they have implemented strategies for becoming year 2000 compliant. Our Internet service providers expect to be year 2000 compliant prior to December 31, 1999. Since our

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business is reliant on the ability of our Internet service providers to direct customers to our website, our operations would be materially and adversely affected if those providers were unable to provide their services.

     Year 2000 disruptions in the systems or equipment used by our suppliers could result in our customers being unable to obtain products in a timely manner. We are currently reviewing our vendors' year 2000 compliance plans and statements, and we expect to complete the assessment of our primary software and hardware suppliers by the end of July 1999.

     If we determine that any of our Internet service providers, third party vendors or third party suppliers are not year 2000 compliant and cannot resolve all significant year 2000 issues by August 1999, we intend to select and implement alternate providers no later than September 1999.

Most Reasonable Worst Case Scenario

     It is possible that year 2000 problems could disrupt one or more of the following systems:

     - customers' access to the Internet and their ability to place orders using our website (we believe this is more likely for international customers than domestic customers);

     - artists' uploading of music content to our website;

     - the fulfillment of customer orders; and

     - credit card transactions.

     In the first case, there is no alternative technology available which would allow us to continue to run our business. In the last three cases, there is a less efficient higher cost alternative which would allow us to continue to run our business. However, any of these alternatives would result in increased costs, reduced revenues or service delays, which would increase our operating losses. Extended disruptions may impact both short term and long term customer and supplier relationships and further impact our future profitability.

Costs

     Our year 2000 assessment, remediation and testing activities have been conducted by internal personnel, and we have not tracked the amount of employee time expended on these tasks. Accordingly, we are unable to determine the cost of employee time devoted to year 2000 matters. We estimate that the cost of our year 2000 readiness efforts, including any necessary modifications, upgrading or replacement of computer equipment or software, will not exceed $100,000. We have funded and plan to continue funding these activities principally through cash flow.

Contingency Plan

     In addition to the less efficient higher cost alternatives discussed above, we are currently developing contingency plans to be implemented if we encounter year 2000 problems. We expect to complete these plans in September 1999. However, notwithstanding these plans and the other efforts of our year 2000 team, we cannot assure you that we will be year 2000 ready, or that year 2000 problems will not adversely affect our business, financial condition and results of operations.

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                                    BUSINESS

OVERVIEW

     MP3.com is pioneering a revolutionary approach to the promotion and distribution of music. Our website has grown into a premier online music destination. We use the Internet and file formats that make music files smaller to enable a growing number of artists to broadly distribute and promote their music and to enable consumers to conveniently access this expanding music catalog. Our website contains over 100,000 songs from over 18,000 artists, which we believe represents one of the largest collections of digital music available on the Internet. Consumers can search, sample and download music free of charge.

     We receive revenue from online advertising, electronic commerce and offline advertising. From inception to March 31, 1999, 89% of our revenues has been from the sale of advertising space on our website. In addition, we sell CDs online, both fully-packaged albums created by artists sold through our Digital Automatic Music system, which we call "DAM CDs," and albums we compile featuring the work of multiple artists, which we call "compilation CDs". We also receive revenue from advertisers for their sponsorship of CD samplers, which are distributed free of charge to consumers and contain collections of music.

     We believe that artists and consumers are drawn to MP3.com because they have been historically underserved by the traditional music industry. We expect to continue introducing new products and services designed to meet their entertainment, electronic commerce, communications and information needs.

INDUSTRY BACKGROUND

Recorded Music Industry

     Music is one of the most popular forms of entertainment in the world. Music is also a big business. According to the International Federation of the Phonographic Industry, worldwide sales of recorded music were $38.7 billion in 1998, 34% of which were in the U.S. Over 70 million consumers in the United States purchased three or more pieces of pre-recorded music in the past six months according to a 1999 study by Soundata, Inc.

     The music industry has remained relatively unchanged for many years. Artists are generally required to sign exclusive contracts with record labels, who in turn develop, distribute and promote their music. In addition, the major record labels, as well as a few "independent labels," control to a large extent the type and quantity of recorded music available to consumers.

     This existing system limits artists and consumers in the following ways:

     - Few artists can sell enough music to cover the high distribution and promotion costs. These costs include producing CDs and tapes, inventory and retail chain management, as well as television, print and radio promotions and public relations efforts.

     - The majority of artists can only reach limited audiences due to finite shelf space at retailers and limited airtime on radio and television stations, thus limiting the choices available to consumers.

     - In order to protect the record companies' investment, artists must generally commit to multi-year, multi-album contracts. These contracts typically give the record company rights to and control of the artist's music.

     - There is very little communication and exchange of information between artists and consumers. For example, artists do not readily know who is buying their music or how to contact them, and consumers often do not have an opportunity to interact directly with their favorite artists.

     Because of these limitations, the number of artists served by the existing music distribution system is small compared to the universe of musicians with commercial aspirations. According to a recent Gallup poll, over 25% of the U.S. population over the age of twelve, or 53 million people, are active music-makers. In addition, according to the National Association of Music Merchants, approximately 62% of U.S. households

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

contain an amateur musician. These musicians represent a broad spectrum of artists including hobbyists, amateurs, semi-professional and professional musicians.

The Internet

     The Internet has emerged as a global platform that allows millions of people to share information, communicate and conduct business. International Data Corporation estimates that the number of Internet users worldwide will grow from approximately 97 million users in 1998 to 320 million by the end of 2002. The Internet has become an attractive medium for advertising and direct marketing because the Internet allows for the collection of key demographic data from consumers. Advertisers can better target specific groups based on customer tastes and buying patterns on the Internet. Moreover, a sharp increase is expected in online advertising and direct marketing over the Internet. For example, Jupiter Communications estimates that the dollar volume of online advertising will increase from $1.9 billion in 1998 to $7.7 billion in 2002 and that online direct marketing will increase from $190 million in 1998 to $1.3 billion in 2002.

     As users have come to realize the convenience of faster Internet connections, many have upgraded from a 28.8 Kbps modem to a cable, xDSL or ISDN modem. According to Jupiter Communications, the number of subscribers using cable, xDSL or ISDN modems is projected to increase from one million in 1998 to
10.5 million in 2002.

Digital Music

     In recent years, consumers have increasingly used their computers to play music. Dataquest estimates that in 1998, 30% of U.S. households had multimedia PCs with a sound card, speakers and either a CD-ROM or DVD-ROM drive. Consumers can now play CDs on their computers with the ease and fidelity formerly associated only with stereo systems.


     However, music files can be very large. For example, a three minute song can occupy more than thirty megabytes of storage. Storing and transferring audio files can be expensive and slow. To address this problem, compression formats have been developed. One of the first widely accepted standards for the compression of music was mp3, adopted by the Moving Picture Experts Group. There are also competitive formats which may receive more widespread industry and consumer acceptance and that have different and additional features including SDMI and proprietary audio formats from companies like Microsoft Corporation and AT&T Corp. See "Risk Factors -- Development of new standards for the electronic delivery of music may diminish our brand identity and disrupt the way we do business." The mp3 standard offers at least 10:1 compression and audio integrity at near-CD quality. Mp3 playback is currently available on most operating environments including Microsoft Windows 95, Windows 98, Windows NT and MacOS, most major versions of UNIX and many other operating environments. Free copies of mp3 playback software are widely available on the Internet. Although the traditional music industry has not embraced the mp3 format (see "-- Intellectual Property"), Forrester Research, Inc. estimates that there are over 50 million mp3-capable users today.


     Capitalizing on the growing popularity of mp3, Diamond Multimedia Systems, Inc. introduced the Rio, the first commercially available mp3 portable player, in November 1998. Over 250,000 units have been sold to date. Several other manufacturers, including Creative Labs, Thompson Multimedia's RCA division, LG Electronics and Samsung, have recently released or announced plans to sell portable mp3 players.

     The development of compression formats like mp3 has made it practical to transmit music over the Internet. However, until recently there have been few legitimate sources of downloadable music on the Internet.


Our Growth May Not Track Industry Growth



     The growth rate of mp3 technology, or of the popularity of listening to and downloading music from the Internet, does not mean that our business will grow at a similar rate. Similarly, our business may not grow as much as, and to the extent that, use of the Internet becomes more widespread. However, we believe rapid and widespread growth may be possible.


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THE MP3.COM SOLUTION

     We are pioneering a revolutionary approach to the promotion and distribution of music. This approach provides advantages to both artists and consumers:

Value to Artists

     Distribution and Promotional Power. We offer our artists a distribution model that allows them to upload and promote their music through their own MP3.com webpage for no charge, control pricing of their music and achieve superior economics through revenue sharing on sales of their DAM CDs. Under our revenue sharing arrangement artists typically earn a 50% royalty on sales of their DAM CDs, compared to the 10% to 15% royalty we believe is typically earned by artists for sale of CDs under traditional music industry contracts. We believe this high level of artist control from origination to final distribution is extremely appealing to artists underserved by the traditional record industry. Artists can have a fully-packaged CD available for sale to consumers within as little as 48 hours of registration by using mp3 technology to digitize their music. There are no set-up or monthly fees. To use our services, artists provide at least one full length promotional song for consumers to download or "Instant Play" (stream) free of charge. In addition, we empower artists by allowing them to post additional songs on our website at their own discretion and to control the promotion of their music by specifying music genres and geographical classifications, adding or deleting music selections at any time and selecting price points for their CDs. Artists can also achieve "point-to-point" communications, enabling them to interact with and present music, messages and other content to their fans.

     Global and Local Exposure. Artists can use our website to reach a global and growing base of consumers immediately upon uploading their music. Little-known and local artists can immediately promote their music to a targeted local audience while simultaneously reaching a broader worldwide audience. In addition, internationally recognized artists can promote their music to a global audience in a new way through concert promotions, new song releases and direct contact with their fans. We facilitate artist discovery by allowing users to browse the site alphabetically, through geographical classifications from countries to local towns, or by music genre and style. We also employ our own song ranking system to provide artists and fans a daily list of the top songs, complete with links to the featured artists' webpages. Our editorial content and special features, such as "artist of the day" or "song of the day," offer additional promotional exposure for artists.

     Access to Consumer Feedback and Statistics. Artists receive daily, detailed information about how many people visited their webpage, how many people listened to their songs, how many people downloaded their songs, and how many CDs they sold during the day and over the past month. Artists can learn valuable information about their fan base including geographical information. Our aggregated data and demographic analyses allow us to offer artists sales, marketing and other information that enables them to define, evaluate and connect with their fan base. Artists can use this information, including geographic and listener data, to determine which of their songs receive the best reception, which genres are best suited for their songs and how their music compares to other songs in the same genre or region. This allows them to change their music selections or target promotional events and marketing to their fans through our site.

Value to Consumers

     Extensive Music Selection and Compelling Value. We offer consumers one of the largest databases of musical content available on the Internet through our expanding collection of artists. Consumers can listen to real-time or streaming audio or download thousands of songs posted on our website by artists to their PCs for no charge and purchase our DAM CDs at prices ranging from $5.99 to $10.00. We offer consumers a broad selection of music available 24 hours a day from the convenience of their home, school or office. Our music collection spans approximately 270 categorized genres, including pop, rock, classical, country, alternative, children's, easy listening, electronic, hip hop, rap, blues, jazz and international. In addition, consumers can access songs from artists from all 50 states and approximately 96 foreign countries.

     Personalized Music Experience. Consumers who visit our website are able to find the music that interests them by searching our music collection by genre, artist, style or location. As a result of our search
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capabilities, fans can browse an increasing number of songs and choose to listen to or purchase only those selections in which they are primarily interested. In addition, our customers can register profiles by providing their zip code, e-mail address and their music preferences that allow us to suggest new songs to them based upon their preferences and prior purchases. We believe that our personalized approach not only enhances the experience of visiting our website, but also increases the time a consumer spends on MP3.com and encourages repeat visits.

     Communications with Artists and Other Fans. We allow fans to contact artists directly via e-mail and to communicate with one another through message boards. In addition, artists can use their webpage to communicate directly with their fans, advising them of concerts and new releases. Message boards allow fans with common interests and preferences to be connected. Newcomers to our website can receive general guidance from more experienced visitors in our "General mp3 Questions" forum. Some of our other forums focus on music-related software and hardware technology and industry news.

ACCOMPLISHMENTS TO DATE

     We have created a broad-based music community including over 18,000 artists and 120 independent labels that have posted more than 100,000 songs on MP3.com. Since we began offering services, we have digitally delivered more than 44 million songs to consumers visiting our site. In June 1999:

     - we added over 125 new artists and 660 new songs on average each day;

     - visitors to our website viewed over 57 million webpages, listened to or downloaded over 10 million songs and conducted over 5.5 million music searches;

     - we estimate that more than 315,000 consumers per day on average visited our website and listened to approximately 330,000 songs; and

     - we sold on average over 320 DAM CDs per day.

     We believe that large numbers of artists and consumers are drawn to MP3.com because they have historically been underserved by the traditional music industry. We expect to continue introducing new products and services designed to meet their entertainment, electronic commerce, communications and information needs.

STRATEGY

     Our corporate mission is to be the leading online music company for artists and consumers. Key elements of our strategy include:

     Diversify Revenue Streams Across Advertising, Electronic Commerce and Direct Marketing. Our strategy is to harvest the breadth and uniqueness of our music community and our services to generate multiple commercially feasible revenue streams. Our primary focus to date has been on building an advertising-based model that offers advertisers the opportunity to target specific music fans regionally and globally through different types of advertisements and sponsorship options. We also have sold products like DAM CDs, compilation CDs and T-shirts from our website and intend to expand our e-commerce initiatives to offer customized CDs, collectable products and other music-related merchandise. Our content presentation will continue to focus on genre and geography, which enables the collection of valuable consumer data. We believe our unique ability to deliver large, demographically and geographically profiled audiences will be a valuable asset in developing a variety of direct marketing, data mining and advertising services.

     Create the Largest Global Community of Artists by Providing Valuable and Unique Services. A key component of our strategy is to continue to expand our community of artists so that we offer the largest group of global artists online. As part of this effort, we intend to offer new promotional services including auto-e-mail notification of new music postings or other material on MP3.com, regional calendars allowing artists to post online performance dates and links to ticketing agencies allowing artists to distribute tickets to their venues using online ticketing. We believe these specialized services, combined with compelling economics, will increase the loyalty among artists that currently post music on our website and allow us to continue to
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increase the number of new artists using our website. These new artists may include those artists who are signed to exclusive contracts with record companies, who need to obtain the consent of those record companies to post music on our website, and to whom we may be required to pay increased royalties in order to facilitate the receipt of their consent. We believe that offering one of the largest global artist communities is key to increasing the number of consumers on our website and thus increasing our advertising and electronic commerce opportunities.

     Create a Unique and Robust Music-Based Experience for the Consumer. Our strategy focuses on creating an unmatched experience for consumers by offering one of the largest collections of music available online, a rich browsing experience with multiple genre and geographical search classifications and a cost and time efficient way to purchase music. We also plan to expand local, regional, national and international coverage and increase editorials, personalized news and advertising and customized CD sales. As bandwidth availability continues to improve, we expect to deliver live concert series and an increasing array of interactive multimedia experiences. We believe our ability to create a personal, engaging experience will be critical in retaining our customer base and increasing our audience in the future.

     Build Brand Awareness. We plan to increase brand awareness through a combination of online and offline advertising and promotional activities. We have historically benefited from word-of-mouth and growing public awareness of the mp3 format. Recently, we have promoted brand awareness through several innovative and cost effective channels, including advocacy events, strategic promotional agreements with established popular artists and our free CD sampler program. We intend to achieve greater offline awareness by targeting radio, television and magazine advertising, book publishing and new promotional arrangements with established music talent and concert series. In addition, we plan to build brand awareness in specific key demographic sectors through our targeted free CD samplers in magazines, college tours, and syndicated radio. We are also continuing to increase our online presence through banner advertising, events, contests and e-mail promotions.

     Expand Our International Presence. We believe we can increase the number of our international artists and consumers through our use of the Internet. Currently, artists from countries outside the U.S. represent approximately 32% of our online artist community. Although our historical revenues from export sales have been insignificant, approximately 19% of our DAM CD customers during June 1999 were from foreign countries. We believe our multi-level geographical indexing capability, global reach and rankings are significant attractions for our users. We intend to increase our international presence by expanding local content and merchandising to selected international regions. In addition, we also plan to offer foreign language content. We intend to focus these efforts on Europe and Japan, in particular.

     Support New Technology Formats and Standards. We intend to support a variety of leading audio compression formats. We currently offer music in both the mp3 and RealAudio formats. To date, we have primarily utilized the mp3 format due to its high audio quality and status as a widely accepted open standard. However, we believe our music library can be reconfigured to support multiple compression formats. Our intention is to support standards that achieve acceptance by the Internet community.

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

THE MP3.COM WEBSITE

     The MP3.com website offers a variety of attractive benefits to artists and consumers. We enhance our website frequently to address expressed needs of our artists and consumers, and strive to continue to improve the user experience. The following table describes some of the features of our website:

                                FEATURES FOR ARTISTS
    NAME OF FEATURE                              DESCRIPTION
    ---------------                              -----------
- Simple Sign-Up         Online sign-up process. Typically less than 48 hours from
  Procedure              sign-up to sales.
- Free Artist Webpage    Customizable webpage that can be modified at any time.
                         Artists can add music, reviews, pictures, links, lyrics,
                         stories, biographies and more.
- DAM CD Production and  Artists can create a customized CD, set the price,
  Distribution           distribute globally and receive 50% of gross sales, with no set-up or monthly fees.
- Artist Message Board   Forum for artists to share experiences, get advice and make connections.
- Dedicated Artist       Provides technical support for artists.
  Services Group
- Ongoing                Artists can track a variety statistics on visitors to their
  Data-Intensive         webpage.
  Feedback

                               FEATURES FOR CONSUMERS
    NAME OF FEATURE                              DESCRIPTION
    ---------------                              -----------
- My MP3                 Database of MP3.com music customized for each fan based on their listening habits.
- Browsing by Genre      Fans can browse 100,000+ songs by 18,000+ artists in 270
                         genres with spotlighted artists in each genre.
- Top 40 Lists           Daily and weekly listing of the best music as determined by our own ranking system.
- Geographical Listing   Fans can find artists from around the world or in their home town.
- Alphabetical Listing   Browse artists from "A.O.E.: Alien Orbiter Explorer" to
                         "ZZZZRA."
- Specially Featured     Stories and news about a selected artist each day.
  Artists
- Spotlight Artist of    Artist featured in a particular genre each day.
  the Day
- Song of the Day        One song from a particular artist each day.
- Hot New mp3s           Highlights new favorites.
- Popularity Rankings    Fans can find the most popular music in each genre or
                         region.
- Searching              Fans can search by artist name, song title, keywords genre or style.
- News Forums            News and editorials relating to the online music world.
- Review Section         Interactive song review area.
- Michael's Minute       Leading column on industry trends written by Michael
                         Robertson, our Chairman and CEO.
- Hardware and Software  Lists and forums on technical information designed to help fans get the most out of their online music experience. We also provide links to purchase hardware and software
                         products.
- MP3 for Beginners      Newcomers to the site can learn about mp3 usage and online music through instructions and community chat forums.
- Electronic Commerce    Fans can purchase T-shirts, DAM CDs and compilation CDs.
- E-Mail Artists         Fans can e-mail messages to their favorite artists directly.
- Song Recommender       Visitors can e-mail song and artist recommendations to their friends.
- Artists I Like         Artists recommend other artists within the MP3.com community to their fans.

PRODUCTS AND SERVICES

     The following lists our current and future products and services:

   -------------------------------------------------------------------------------------------------------
                    ADVERTISING                                      ELECTRONIC COMMERCE
----------------------------------------------------------------------------------------------------------
ONLINE

  Website advertising: banners, portals,                   DAM CDs
  buttons                                                  Compilation CDs
  Website sponsorships                                     Collectible CDs*
  E-mail marketing*                                        T-shirts
                                                           Books and other music-related
                                                           merchandise*
                                                           Concert broadcasts on our website*
----------------------------------------------------------------------------------------------------------

OFFLINE
  Sponsorship of CD samplers
  Concert sponsorships*
---------------------------------------------------

       * = in development and expected to be released prior to the end of 1999

Online Advertising

     For the three months ended March 31, 1999, 84% of our revenues were derived from a portfolio of online advertising services. These services allow our advertisers to maximize visibility for their products by placing them in specifically targeted MP3.com categories, like Artist Sign-Up, specific music genres, or specific geographic locations. Advertisements may currently be purchased in two primary ways:

     Banners, Portals and Buttons. Banners, portals and buttons are graphic elements on a webpage. Banners are displayed at the top and bottom of each MP3.com webpage. A banner is the largest graphic advertising product available and can be displayed on any MP3.com webpage. For a premium rate, banners can also be displayed in specific areas. Portals are generally smaller than banners and appear on the right-hand side of webpages in selected categories. Buttons are generally smaller than both banners and portals and appear on the left-hand side of webpages in selected categories. Prices of each of these advertisements are based on target audience and desirability of location. Pricing of banners, portals and buttons are generally based on a Cost Per Thousand Impressions, or CPM, basis. "Impressions" are the number of times an advertisement appears in pages viewed by users of our website.

     Website Sponsorships. A sponsorship is an advertising plan that enables sponsors' products to be associated with a specific MP3.com category, music genre or geographic region. Premium sponsorships begin on our home page and continue throughout the selected category. Category sponsorships begin on the first page of the selected category and appear on all category-related pages. Listing sponsorships allow advertisers to purchase preferred placement in product listings. Prices of sponsorships are based on target audience and desirability of location.

     Significant Online Advertising Relationships. In the first quarter of 1999, Cyberian Outpost, Inc. and Alexa Internet accounted for approximately 14% and 13%, respectively, of our net revenues. We are currently not providing any advertising services for Cyberian. Our agreement with Alexa is a month-to-month advertising agreement. Under this agreement we receive a specified amount for each download of Alexa software by our customers. Revenues under this agreement are not expected to be a significant portion of our total revenues in subsequent periods.

     In February 1999, we entered into a one year sponsorship agreement with Tickets.com, Inc. Under this agreement, we include a Tickets.com webpage advertisement on several pages on our website. Tickets.com pays us a monthly fee under this agreement in exchange for the display of the Tickets.com advertisement to our website visitors a minimum number of times each month. This agreement does not provide for any early termination. Tickets.com has the right to renew this agreement for a second year.

     In February 1999, we also entered into a one year sponsorship agreement with Xing Technology, Inc. Under this agreement, Xing pays us a monthly fee to list a software product on several pages on our website. In addition, Xing pays us, based on an agreed upon rate, for the display of Xing banner advertisements to our website visitors a minimum number of times each month. If we fail to display Xing's banner advertisements the required minimum number of times in any month, Xing may, at its option, elect to receive additional impressions in future periods or pay a reduced amount based upon the number of impressions actually delivered. This agreement does not provide for any early termination.

     In May 1999 we entered into a 26-month advertising insertion order with Bill Gross' Idealab!. Under this agreement, Idealab! pays us, based on an agreed upon rate, for the display of Idealab! banner advertisements to our website visitors. We are required to deliver a target number of impressions during each month of the term of this agreement. In the event we fail to provide at least 85% of this target number of impressions on an aggregate, ongoing basis, Idealab! may terminate this agreement.

     Revenues generated under the Tickets.com, Xing and Idealab! agreements are expected to represent approximately 22% of our total revenues for the second quarter of 1999.

Electronic Commerce

     DAM CDs. DAM CDs are fully-packaged albums created by artists who post music on our website. Prices are determined by the artists and are between $5.99 and $10.00 per CD. Each CD contains multiple songs that are selected by the artists. The music contained on each CD is in both mp3 and standard audio CD format, which means it can be listened to on a computer with mp3 player software, a portable mp3 player or a standard CD player. In addition, DAM CDs can contain multimedia features including artist-provided graphics, song lyrics, biographical information as well as an embedded mp3 player. We produce and package DAM CDs ourselves and mail them to our customers within one to two days, depending on when the order is placed.

     Compilation CDs. Compilation CDs are albums we compile featuring the work of multiple artists from our website. As with DAM CDs, the music contained on each CD is in both mp3 and standard audio CD format. We produce and package the CDs ourselves and mail them to our customers within one to two days.

     Other Merchandise. We currently sell T-shirts on our website.

Offline Advertising

     Sponsorship of CD Samplers. CD samplers are distributed free of charge to consumers and contain paid advertising. Each CD sampler contains a large selection of the most popular songs from our expanding roster of over 18,000 artists. In the future, the CD sampler may include video entertainment, multimedia video game samples and interactive contests. The CD sampler allows advertisers to target specific consumers by selectively placing advertisements, game samples and video clips within the genres of the CD sampler. Different versions of the CD sampler can be created to appeal to specific target audiences. In May 1999, an initial version of the CD sampler was distributed through our website.

Future Products in Development

     E-Mail Marketing. We intend to use our database to offer advertisers the chance to send e-mail marketing messages to targeted audiences. Advertisers can choose to market their products to potential customers using various criteria our database tracks, including preferred artist or music genre, geographic location, or any of the customized preferences users have entered into their user profile.

     Collectible CDs. We plan to pursue selected opportunities to obtain digital distribution rights to music collections that we feel will be of interest to our customers.

     Books and Other Merchandise. We plan to offer mp3- and music-related books and apparel and artist merchandise on our website.

     Concert Broadcasts on Our Website. We plan to broadcast live concerts on our website featuring nationally-recognized and regional artists. We may charge customers a fee to view these concert broadcasts on a "pay per view" basis.

     Concert Sponsorships. We are organizing a series of concerts and festivals featuring headliner bands and regional bands that have posted music on our website. These promotional events will highlight our artists and mp3-related exhibitions and technologies. We intend to sell sponsorships to these events.

SALES AND MARKETING

     We sell advertising and sponsorships through our internal, direct advertising sales department. On May 31, 1999, our sales force consisted of nine people located in our San Diego, California office. For our electronic commerce products, we depend on our website to attract consumers and encourage purchases. We expect to hire additional sales personnel as demand increases.

     Since our inception, our management team has focused on marketing and public relations efforts. We believe much of the public awareness of MP3.com has been generated by attendance at trade shows, industry forums and other events. We have benefitted from frequent and high visibility media exposure both nationally and locally. We have also used a combination of online and offline advertising to generate awareness of our company and our website. One element of our marketing efforts has been an Internet advertising banner campaign to attract new users to our website. Our Internet advertising has been supplemented with traditional media advertising including print, radio and television. We also have a public relations team that is focused on generating awareness of MP3.com both within the music industry and among the general public.

     We intend to generate additional brand awareness from specific promotional activities and new products and services such as:

     - Concert Tours. We are organizing a series of concerts and festivals featuring headliner bands and regional MP3.com bands. These events will highlight our artists and mp3-related exhibitions and technologies. To offset the cost of organizing these events, we may sell tickets or charge admission.

     - mp3 Summit: In June 1999, we held our second mp3 Summit for industry participants to showcase new trends for the online delivery of music.

     - mp3 Book: Our chairman, Michael Robertson, is producing a book to educate the general public about the benefits of digital music. The book is expected to be published in the second half of 1999.

     - Affiliate Program. We plan to enter into relationships with other websites to place links on their sites to our website. This strategy is intended to drive Internet traffic to MP3.com, generate electronic commerce revenue, increase the appeal of MP3.com to advertisers and improve the service we offer to artists by expanding the audience that hears their music.

RELATIONSHIP WITH COX INTERACTIVE MEDIA

     In June 1999 we sold 4,182,578 shares of Series C preferred stock (which will be converted into 6,273,867 shares of common stock at the close of this offering) to Cox Interactive Media, Inc. for a total purchase price of approximately $45 million. Cox Interactive Media is a subsidiary of Cox Enterprises, Inc., a media company whose business includes newspapers, television, cable television and radio. Cox Interactive Media operates a network of websites including 25 city sites. We also entered into a joint venture with Cox Interactive Media. Cox Interactive Media and we are initially required to contribute to the joint venture

$30 million cash ($16,050,000 by Cox Interactive Media and $13,950,000 by us) over time as required by the management committee of the joint venture.

     The joint venture will be named MP3 Radio.com, and will focus on providing downloadable music for affiliated radio stations across the U.S. In addition, we will license to the joint venture various intellectual property rights. There will also be advertising and electronic commerce revenue sharing arrangements between the joint venture and MP3.com. The joint venture is owned 46.5% by us and 53.5% by Cox Interactive Media, and we will split profits and losses of the joint venture with Cox Interactive Media according to those percentages. We cannot assure you that the business model of the joint venture will be successful, or that the venture will generate revenues for MP3.com.

     As part of our relationship with Cox Interactive Media, David E. Easterly, a director of Cox Interactive Media, became a member of our board of directors and will be a Class III director. Under the terms of our agreement with Cox Interactive Media, we are obligated to nominate a representative from Cox Interactive Media to serve for two additional three-year terms following expiration of the initial term of Mr. Easterly, so long as Cox Interactive Media holds at least 5% of our outstanding common stock and the joint venture continues.

RELATIONSHIP WITH GROUPE ARNAULT

     In July 1999, we entered into an agreement with Groupe Arnault, which has committed to purchase an aggregate of $150 million in advertising, promotion and marketing services from us over the next three years, including $5 million in 1999, $40 million in 2000, $70 million in 2001 and $35 million in the first half of 2002. Groupe Arnault is a French corporation with interests in diverse companies such as LVMH Moet Hennessy Louis Vuitton and others. It is intended that our services under this agreement will primarily be used with LVMH brands or brands of a similar quality of other entities in which Groupe Arnault affiliates have investments.


     Under the agreement, we received pre-payments from Groupe Arnault totaling $45 million in July 1999. The remaining amounts owed under the agreement will be secured by an irrevocable letter of credit to be executed in July 1999. In addition, Groupe Arnault will have an exclusive right for 90 days after this offering to negotiate the terms of a joint venture with us covering the territories of Europe and Asia. We cannot guarantee that we and Groupe Arnault will establish this joint venture or that, if established, this joint venture will be successful and provide us with desired international presence or branding.



     In a separate agreement, we offered Arkaro Holding B.V., a subsidiary of Groupe Arnault, the opportunity to purchase registered shares of common stock directly from us in this offering totaling five percent of our outstanding capital stock. If Arkaro Holding B.V. accepts this offer, we will sell Arkaro Holding B.V. an estimated 3,300,000 shares of stock in this offering at the initial public offering price.


OTHER SIGNIFICANT RELATIONSHIPS


     We have signed a three year non-exclusive consulting arrangement with Atlas/Third Rail Management, Inc., an artist management group. Under the agreement, Atlas/Third Rail will use its reasonable efforts to facilitate artist promotions. The first promotion arranged by Atlas/Third Rail involves our sponsorship of Alanis Morissette and Tori Amos' "5 1/2 Weeks" Summer 1999 tour. Under this agreement, we granted Atlas/ Third Rail a warrant to purchase 658,653 shares of common stock exerciseable at $0.33 per share. See "Management's Discussion and Analysis of Financial Condition and Operating Results -- Sales and Marketing." We expect to take advantage of our relationship with Atlas/Third Rail to attract more well-known artists to MP3.com. Through that relationship, we expect to expose these artists to our products and services and the benefits of digital music distribution.



     We have also entered into a three year agreement with Boutit, Inc., which does business under the name "No Limit Records." Under this agreement, we obtained exclusive, worldwide, on-demand streaming, digital distribution and custom compilation rights to a number of No Limit master recordings. We also obtained the right to distribute various No Limit merchandise. Some of the artists represented by No Limit include

Master P and Snoop Dogg, along with other respected platinum-selling artists. No Limit artists also may participate in our chatrooms, display MP3.com signs at concert performances, hold concerts with artists that have posted music on our website and cooperate with us on other promotional activities. We will record all revenues generated under the agreement and will recognize royalty expense (to be included in cost of sales) representing the royalties payable to No Limit in connection with the exercise of our digital distribution, custom compilation or merchandise distribution rights. The royalty percentage due to No Limit will vary depending on the source of revenue subject to the royalty obligation. No Limit will also become one of our stockholders at the closing of this offering. Under this agreement, we will issue 147,058 shares of our common stock (assuming an initial public offering price of $17.00 per share) in a private placement concurrent with the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Operating Results -- Results of Operations."


     We recently entered into an agreement with ASCAP, a music performing rights organization. Under this agreement, we will obtain a comprehensive music performance license that will allow unlimited interactive performances on our website of all copyrighted works whose rights are held by ASCAP's members. We are currently working with ASCAP to finalize the specific terms and conditions of this license. As part of this agreement, we will provide prominent exposure of the benefits of ASCAP membership to all unaffiliated writers, composers, artists and publishers using the MP3.com site, as well as help facilitate the processing of membership applications.

     An interactive ASCAP "radio channel" is expected to be created on our website. Programmed by ASCAP in collaboration with people who listen to music on this channel, it will feature the music works of ASCAP artists and writers. Also, we will nationally co-host music showcases and educational workshops both on- and off-line.

RELATIONSHIPS WITH ARTISTS

     Our music submission agreement governs music submitted to us by artists for free distribution from our website, as well as music submitted to us for our DAM CD program. Under this agreement, artists grant us a non-exclusive license to distribute their music. Artists also make a number of representations and warranties to us, including a representation and warranty that the music being submitted will not infringe any third party rights. For music sold through our DAM CD program, we typically pay artists 50% of the net revenue we receive. Because this agreement is non-exclusive, artists are free to grant similar rights to others during and after the term of the agreement. In addition, both we and the artist may terminate the agreement at any time.

TECHNOLOGY INFRASTRUCTURE

Data Mining and Warehousing Activities

     We maintain relational databases of all artists, music, electronic commerce and other end-user information. These databases are used to enhance the user experience at our website and to provide us with valuable information for marketing and sales activities. Our content databases make content available for download, CD purchase, website ranking and cataloging, and are updated as artists and users interact with our website. Our statistics databases maintain traffic and site analysis information including the number of times that web pages were viewed, download counts, and artist, song and CD rankings. Our customer and commerce databases, which are firewalled for protection, contain customer information and transaction histories.

Infrastructure

     Our technology infrastructure is based on an architecture designed to be secure, reliable and expandable. Our software is a combination of proprietary applications, third party database software and open operating systems that support acquisition of content, management of that content, publication of our website, downloads of music and media files, production of CDs, registration and tracking of users, and reporting of information for both internal and external use. We use software from Sun Microsystems, Inc., Microsoft Corporation, RedHat Software, Inc., VERITAS Software Corporation, VeriSign, Inc., Real Media, Inc. and

The Apache Group. We run our software on platforms from, among others, Intel Corporation, Sun Microsystems, Inc., Cisco Systems, Inc. and Storage Technology Corporation.

     During June 1999, our website delivered over 57 million webpages and 10 million songs and conducted over 5.5 million music searches. We have designed our infrastructure to allow each component to be independently scaled, usually by purchasing additional readily-available hardware and software components, to meet or exceed future capacity requirements.

Data Center & Hosting Facilities

     Our network infrastructure and our website, e-commerce and database servers are hosted in two data centers on two different networks in two different cities. Our website servers are hosted at AT&T CERFnet in San Diego, CA and at Exodus Communications in Irvine, CA. Both CERFnet and Exodus maintain suitable environmental conditions and redundant power sources and network connectivity. Our electronic commerce and database servers are located at our corporate headquarters in San Diego, California.

     Monitoring of all servers, networks and systems is performed on a continuous basis. We employ numerous levels of firewall systems to protect our databases, electronic commerce servers, customer information and music archive. Backups of all databases, data and media files are performed on a daily basis. Data back-up tapes are archived at a remote location on a weekly basis.

OPERATIONS, FULFILLMENT AND CUSTOMER SUPPORT

     Our operations are centered around a just-in-time fulfillment process which ties together all of the proprietary and third-party software tools in our system and allows us to avoid carrying inventory. We are currently capable of producing approximately 1,200 DAM CDs per day, and our system is expandable to accommodate higher volume. Additionally, we have developed database and reporting systems that analyze the transaction information occurring in the fulfillment center and provide flexible output reports for finance and accounting purposes.

     Orders for DAM CDs and other merchandise are received via our website, queued up in our database and shipped in the order received. Once the order is accepted, the fulfillment center sends a confirming e-mail to the customer and the job is transmitted to the production facility. Fulfillment center personnel assemble, package and ship the order to the customer, generally within one to two days of the original order. Upon completion of the order, the fulfillment center sends out an additional e-mail informing the customer of its status and tracking number when applicable.

     We are continually enhancing and refining our fulfillment system to handle the increasing demand for DAM CDs. As a result of recent improvements, we can now package CDs in jewel cases with color cover graphics that artists design.

     Customer support personnel are also available six days a week during normal business hours to respond to customer inquiries and requests presented via e-mail or on our website.

COMPETITION

     The market for the online promotion and distribution of music and music-related products is competitive. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors including:

     - Providers of online music content like EMusic.com Inc. (formerly GoodNoise Corporation), Launch Media, Inc. and various private companies such as Musicmaker.com and Tunes.com, some of which also offer artist services that are competitive with ours.

     - Companies offering mp3 or other audio compression formats, such as those of AT&T Corp., IBM Corporation, Liquid Audio, Inc., Microsoft Corporation, and RealNetworks, Inc. Some of these companies also offer customers the ability to download music from their websites.

     - Online destination sites with greater resources than us such as online music retailers like Amazon.com, Inc. and CDNow Inc. and online "portals" like America Online, Inc., Excite, Inc., Infoseek

       Corporation, Lycos, Inc. and Yahoo!, Inc. Some of these companies have taken significant steps into the market for online music distribution. For example, Amazon.com has announced its launch of a digital-download area on its website, allowing free song downloads. In addition, America Online recently announced its acquisition of two Internet music companies, Spinner Networks, Inc. and Nullsoft, Inc., and stated its intent to offer downloadable music in leading formats.

     - Traditional music industry companies, including BMG Entertainment, a unit of Bertelsmann AG; EMI Group plc; Sony Corporation; Time Warner Inc. and Universal Music Group, a unit of The Seagram Company Ltd. Most of these companies have recently entered the online commercial community and are currently backing the SDMI security format.

     Other companies have agreed to work together to offer music over the Internet, and we may face increased competitive pressures as a result. For example, in May 1999, Microsoft Corporation and Sony Corporation announced an agreement to pursue a number of cooperative activities. Sony has announced that it will make its music content downloadable from the Internet using Microsoft's multimedia software. In addition, Universal Music Group and BMG Entertainment have announced a joint venture to form an online music store, and Musicmaker.com recently announced that it signed an exclusive 5-year licensing agreement for EMI's music catalogue for custom compilation CDs.

     The bases of competition in the online music promotion and distribution industry include the:

     - quantity and variety of digital recorded music content;

     - ability of consumers to search and sample music according to their preferences;

     - ease of downloading music;

     - fidelity and quality of sound of the music; and

     - ability to promote its website, both online and through traditional marketing, concerts and business partnerships.

     We believe that MP3.com generally competes favorably with respect to these bases. However, many of our existing and potential competitors have longer operating histories, greater brand name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. We cannot assure you that websites maintained by our existing and potential competitors will not be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. We also cannot assure you that we will be able to maintain or increase our website traffic levels, purchase inquiries and number of click-throughs on our online advertisements or that competitors will not experience greater growth in these areas than we do.

     Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could harm our business.

GOVERNMENT REGULATION

     The laws and regulations that govern our business change rapidly. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     - Privacy Law. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues.

     - Encryption Laws. Record industry associations have lobbied the federal government for laws requiring music transmitted over the Internet to be digitally encrypted in order to track music rights and prevent unauthorized use of copyrighted music. If these laws are adopted, we may need to incur substantial costs to comply with these requirements or change the way we do business.

     - Content Regulation. Both foreign and domestic governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us or placed on our website violates these regulations.

     - Sales and Use Tax. We do not currently collect sales, use or other taxes on the sale of goods and services on our website other than on sales in California. However, states or foreign jurisdictions may seek to impose tax collection obligations on companies like us that engage in online commerce. If they do, these obligations could limit the growth of electronic commerce in general and limit our ability to profit from the sale of goods and services over the Internet.

     Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

INTELLECTUAL PROPERTY

     We may be liable to third parties for the content on our website and the CDs we distribute:

     - if the music, text, graphics, software or other content on our website or CDs violates their copyright, trademark, or other intellectual property rights;

     - if our artists violate their contractual obligations to others by providing content on our website or CDs; or

     - if anything on our website or CDs is deemed obscene, indecent or defamatory.

     We may also be liable for anything that is accessible from our website through links to other websites.

     We attempt to minimize these types of liability by requiring representations and warranties relating to our artists' ownership of and rights to distribute and submit their content and by taking related measures to review content on our website and on our CDs. For example, we require our artists to confirm that their content does not infringe on any third-party copyrights, is not defamatory or obscene, and that they have the right to provide their content and have obtained all third-party consents necessary to do so. Artists also agree to indemnify us against liability we might sustain due to the content they provide. The traditional music industry has not embraced the mp3 format for the delivery of music, in large part because users of the mp3 format can download and distribute unauthorized or "pirated" copies of copyrighted recorded music over the Internet. Our in-house musicologists listen to a significant amount of the music submitted to us for posting on our website. If we have good reason to suspect non-compliance with copyright or trademark laws, we employ a system of verifying compliance through independent investigation and cross-checking of license rights with our in-house musicologists.

     It is our belief that the artist is responsible for the material he or she submits. Although we have not experienced a material loss due to content-related liability to date, we cannot assure you that our measures to limit this liability will continue to be successful or that we will not be held liable for our content. Liability or alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business. Moreover, future claims may not be adequately covered by our insurance.

     Our intellectual property includes our trademarks and copyrights, proprietary software, and other proprietary rights. We believe that our intellectual property is important to our success and our competitive position and we seek to protect it. However, our efforts may be inadequate. Although we own the domain name "mp3.com" and have applied for federal trademark registration for "mp3.com," we do not have any registered trademarks in "mp3" or any variation of the term. Our trademark registration applications could be denied for various reasons, including if the term "mp3" is found to be a descriptive term. This could limit our ability to use and to keep others from using the term "mp3" and further limit our ability to protect the "mp3.com" domain name. Use of the "mp3.com" name by others could dilute our brand identity and confuse the market.

     In addition, third parties have claimed and may claim in the future that we violate their intellectual property rights. For example, Sightsound.com, Inc. has asserted that many online music providers, including MP3.com, violate patent rights that it allegedly owns covering the sale of music over the Internet through digital downloads. We do not believe our past or current method of operations conflicts with any of Sightsound.com's patent rights. However, to the extent that the patent rights are valid and enforceable and cover our activities, we may be required to pay damages, obtain a license to Sightsound.com's patents or use non-infringing methods to accomplish our activities with regard to digital downloads. It is possible that a license from Sightsound.com would not be available on commercially acceptable terms, or at all, or that we would be unable to provide digital downloads in a non-infringing manner. If successful, Sightsound's claim, or claims by others that we violate their intellectual property rights, could seriously harm our business by forcing us to cease using important intellectual property or requiring us to pay monetary damages. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business.

FACILITIES

     Our principal administrative, marketing and product development facilities are located in approximately 14,900 square feet of office space in San Diego, California. The lease for this space expires in February 2001 and provides for a single one-year renewal option. We will need to lease additional space within the near future, and we have and will continue to search for appropriate locations and facilities.

     We are currently negotiating a five year lease for approximately 61,000 square feet of office and production space, and anticipate moving into this new facility during the second half of 1999. We are also exploring the possible lease of additional facilities, although we do not anticipate occupying these facilities until the first half of 2000.

EMPLOYEES

     On June 30, 1999, we had 141 employees, including 72 in sales and marketing, 50 in product development, and 19 in general administration. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. Competition for qualified personnel in our industry and geographical location is intense, and we cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

LEGAL PROCEEDINGS

     We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth information about our directors, executive officers and key employees as of June 21, 1999:

                  NAME                    AGE                         POSITION
                  ----                    ---                         --------
Directors and Executive Officers
Michael L. Robertson....................  32    Chief Executive Officer and Chairman of the Board
Robin D. Richards.......................  42    President, Chief Operating Officer and Director
Paul L. H. Ouyang.......................  41    Chief Financial Officer and Executive Vice President
Steven G. Sheiner.......................  44    Executive Vice President, Sales and Marketing
Paul S. Alofs...........................  43    President of Strategic Business Units
Ronald D. Dotson........................  41    Executive Vice President, Technology
David E. Easterly.......................  56    Director
Lawrence F. Probst III(1)...............  49    Director
Mark A. Stevens(1)(2)...................  39    Director
Theodore W. Waitt(1)(2).................  36    Director

Key Employees
Joshua R. Beck..........................  22    Chief Technical Officer
John R. Diaz............................  49    Vice President of Industry Relations
Daniel K. O'Neill.......................  37    Vice President of Engineering
William P. Dow..........................  34    Controller

---------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

     Michael L. Robertson founded MP3.com and has served as our Chief Executive Officer and Chairman of the Board since March 1998. From September 1995 to March 1998, Mr. Robertson operated several websites that focused on merging search technologies with commerce. From September 1995 to September 1996, Mr. Robertson was President and Chief Executive Officer of Media Minds Inc., a developer of digital picture software. From January 1994 to August 1995, Mr. Robertson was President and Chief Executive Officer of MR Mac Software, a developer of networking and security tools. Mr. Robertson received his Bachelor of Arts from the University of California, San Diego.

     Robin D. Richards has served as our President, Chief Operating Officer and as one of our directors since January 1999. From October 1998 to January 1999 he served as Managing Director of Tickets.com, Inc., an internet ticketing company. From March 1986 to October 1997 he was a founder and President and Chief Executive Officer of Lexi International, a teleservices company. Mr. Richards is a director of Cash Technologies Inc., a publicly-held company that provides solutions for coin and currency handling, cash management and electronic commerce transactions. Mr. Richards holds a Bachelor of Science from Michigan State University.

     Paul L. H. Ouyang has served as our Chief Financial Officer and Executive Vice President since February 1999. From September 1998 to February 1999 he served as Chief Financial Officer and Executive Vice President of Operations of Tickets.com, Inc., an Internet ticketing company. From April 1998 to August 1998, Mr. Ouyang served as a consultant to UDP Inc., a company involved in dental practices management. From November 1996 to March 1998, he served as Chief Financial Officer and Executive Vice President for Cheap Tickets, Inc., a ticket distribution company. From June 1994 to November 1996, Mr. Ouyang served as the Managing Director of Corporate Finance at KPMG Peat Marwick LLP. From September 1982 to June 1994, Mr. Ouyang held various positions with J.P. Morgan & Co., Incorporated ending with Vice President in Corporate Finance. Mr. Ouyang holds a Bachelor of Arts from Amherst College and a Master in Business Administration from the Wharton School of the University of Pennsylvania.

     Steven G. Sheiner has served as our Executive Vice President, Sales and Marketing since February 1999. From October 1997 to January 1999 he served as Vice President Business Development at Aegis Communications, Inc., a telecommunications company. From May 1995 to September 1997 he served as a direct marketing consultant. From June 1987 to April 1995 he served as President of Sheiner Direct Marketing & Advertising, Inc., a marketing firm. Mr. Sheiner holds a Bachelor of Arts from Concordia University.

     Paul S. Alofs has served as our President of Strategic Business Units since May 1999. From July 1997 to May 1999 he served as General Manager and Executive Vice President at the Disney Store, Inc., a wholly-owned subsidiary of the Walt Disney Company. From October 1995 to June 1997, he served as President and General Manager of BMG Music Canada, Inc., a music and entertainment company. From November 1989 to October 1995 he served as President of HMV Canada, a music retailer. Mr. Alofs is a director of Mosaic Group, Inc. Mr. Alofs holds a Bachelor of Commerce from the University of Windsor and a Master in Business Administration from York University.

     Ronald D. Dotson has served as our Executive Vice President, Technology since May 1999. From August 1997 to April 1999, Mr. Dotson served as Director of Engineering for Netscape Communications, Inc., an Internet software company. From January 1994 to August 1997, he served as Chief Executive Officer for EOS, a technical employment agency. Mr. Dotson also co-founded and served on the board of advisors for Digital Style, an Internet software company. Mr. Dotson received a Bachelor of Science, Master of Science and a Juris Doctor from Williamette University.

     David E. Easterly has served as one of our directors since June 1999. Since October 1994, Mr. Easterly has served as President and Chief Operating Officer of Cox Enterprises, Inc., a diversified media company. From May 1986 to October 1994, Mr. Easterly served as President of Cox Newspapers, Inc. a subsidiary of Cox Enterprises, Inc. Mr. Easterly serves as a member of the board of directors of Cox Communications, Inc., Cox Radio, Inc. and several private companies. Mr. Easterly holds a Bachelor of Arts from Austin College.

     Lawrence F. Probst III has served as one of our directors since April 1999. Since May 1991, Mr. Probst has served as President and Chief Executive Officer of Electronic Arts, Inc., a software company. Mr. Probst holds a Bachelor of Science from the University of Delaware.

     Mark A. Stevens has served as one of our directors since January 1999. Since 1993, Mr. Stevens has been a general partner of Sequoia Capital, a venture capital firm. Mr. Stevens is a director of Aspect Development, NVidia, Terayon and several private companies. Mr. Stevens holds a Bachelor of Science, a Bachelor of Arts, and a Master of Science from the University of Southern California and a Master in Business Administration from the Harvard Business School.

     Theodore W. Waitt has served as one of our directors since March 1999. Since February 1993, Mr. Waitt has served as the Chief Executive Officer and Chairman of the Board of Gateway 2000, Inc., a manufacturer of personal computers. Mr. Waitt attended the University of Iowa.

     Joshua R. Beck has served as our Chief Technical Officer since April 1998. From September 1996 to May 1998, Mr. Beck was a Senior System and Network Engineer for Connectnet INS, Inc., a regional Internet service provider in Southern California. From September 1995 to June 1996, Mr. Beck attended the California Institute of Technology and from September 1996 to June 1998, Mr. Beck attended the University of California, San Diego.

     John R. Diaz has served as our Vice President of Industry Relations since March 1999. Prior to joining MP3.com, Mr. Diaz was involved in freelance television productions including the Bob Dylan 30th Anniversary Tribute, HBO's Amnesty International, Rock in Rio II, Pink Floyd from Versailles and HBO's Michael Jackson special from Bucharest. Prior to that, Mr. Diaz created the concept for the acclaimed PBS series "On Tour" and served as the series' producer.

     Daniel K. O'Neill has served as our Vice President of Engineering since March 1999. From July 1990 to March 1999, Mr. O'Neill held various technical and management positions with Cadence Design Systems, Inc., a manufacturer of semiconductor design automation software, serving most recently as a Senior

Member of the Consulting Staff. Mr. O'Neill holds a Bachelor of Science and a Master of Science from Santa Clara University.

     William P. Dow has served as our Controller since March 1999. From June 1997 to March 1999, Mr. Dow served as Vice President of Finance for Data Tree Corporation, an information services company. From April 1995 to June 1997, Mr. Dow served as Controller of GTI Corporation, a supplier of networking and network-access products. From September 1988 to April 1995, Mr. Dow was employed by PriceWaterhouseCoopers LLP, serving most recently as Audit Manager. Mr. Dow holds a Bachelor of Science from San Diego State University and is a Certified Public Accountant.

BOARD COMPOSITION

     Upon the closing of this offering, in accordance with the terms of our restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes:

     - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2000;

     - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2001; and

     - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2002.

     Our Class I directors will be Messrs. Robertson and Stevens, our Class II directors will be Messrs. Probst and Richards, and our Class III directors will be Messrs. Waitt and Easterly. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

     Under the terms of our agreement with Cox Interactive Media, we are obligated to nominate a representative from Cox Interactive Media to serve for two additional three-year terms as a Class III director following expiration of the initial term of Mr. Easterly, as long as Cox Interactive Media holds at least 5% of our outstanding common stock.

BOARD COMMITTEES

     The board of directors has established an audit committee and a compensation committee. The audit committee consists of Mark A. Stevens and Theodore W. Waitt. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

     The compensation committee consists of Lawrence F. Probst III, Mark A. Stevens and Theodore W. Waitt. The compensation committee makes recommendations regarding our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, we did not have a compensation committee. Michael L. Robertson, our Chief Executive Officer, made all decisions concerning executive compensation during 1998.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses they incur by attending board and committee meetings. All directors are eligible to participate in our 1998 Equity Incentive Plan.

     In March 1999, Lawrence F. Probst III was granted an option to purchase 75,000 shares of common stock at an exercise price of $0.33 per share. The shares underlying this option vest over a four year period.

EXECUTIVE COMPENSATION

     Except for Michael L. Robertson, all of our executive officers began to work for us after December 31, 1998. Accordingly, information given below is only for Mr. Robertson. The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities during the fiscal year ended December 31, 1998. The compensation does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of his salary and bonus as disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                NAME AND PRINCIPAL POSITION                   SALARY($)
                ---------------------------                   ---------
Michael L. Robertson........................................   $70,833
  Chief Executive Officer

EMPLOYMENT AGREEMENTS

     On May 13, 1999, we entered into an Employment Agreement with Michael L. Robertson, our Chief Executive Officer. This agreement has a four year term commencing on January 20, 1999. It provides for an annual base salary of $150,000 and for an annual performance bonus of up to $50,000. This agreement further provides that Mr. Robertson can terminate his employment with us during the term of the agreement only upon twelve months' notice. We can terminate Mr. Robertson's employment at any time. Mr. Robertson is eligible to participate in our standard benefit programs available to all of our employees.

     On January 6, 1999 we entered into a letter agreement with Robin D. Richards, our President and Chief Operating Officer regarding the terms of his employment. This agreement provides for an annual base salary of $240,000, and provides that Mr. Richards is eligible to participate in our standard benefit programs available to all of our employees. Mr. Richards' employment is at-will.

     On February 19, 1999 we entered into a letter agreement with Paul L. H. Ouyang, our Chief Financial Officer and Executive Vice President regarding the terms of his employment. This agreement provides for an annual base salary of $150,000. The agreement also provides that we will pay Mr. Ouyang six months severance if we terminate his employment other than for "cause," as defined in the agreement, or if Mr. Ouyang terminates his employment for good reason. Under the agreement we will reimburse Mr. Ouyang for expenses related to relocation not to exceed $3,000 per month for a period of twelve months. Mr. Ouyang is entitled to participate in our standard benefit programs available to all of our employees. Mr. Ouyang's employment is at-will.

     On January 29, 1999, we entered into a letter agreement with Steven G. Sheiner, our Executive Vice President, Sales & Marketing regarding the terms of his employment. This agreement was amended on May 19, 1999. This agreement provides for an annual base salary of $200,000, and provides that Mr. Sheiner is eligible to participate in our standard benefit programs available to all of our employees. Mr. Sheiner's employment is at-will.

     On April 27, 1999, we entered into a letter agreement with Paul S. Alofs, our President of Strategic Business Units regarding the terms of his employment. This agreement provides for an annual base salary of $200,000, provides that we will reimburse Mr. Alofs' living expenses up to $2,250 per month for a period of twelve months. Mr. Alofs is also entitled to participate in our standard benefit programs available to all of our employees. Mr. Alofs' employment is at-will.

     On May 3, 1999, we entered into a letter agreement with Ronald D. Dotson, our Executive Vice President, Technology, regarding the terms of his employment. This agreement provides for an annual base salary of $140,000, and provides that Mr. Dotson is entitled to participate in our standard benefit programs available to all of our employees. Mr. Dotson's employment is at-will.

     As of June 21, 1999, the Company had issued the following options to its executive officers:

                      NUMBER       PRICE      NUMBER     AGGREGATE
                     OF SHARES      PER      OF SHARES   EXERCISE    EXPIRATION                 SPECIAL
       NAME           GRANTED      SHARE     EXERCISED     PRICE        DATE              VESTING PROVISIONS
       ----          ---------   ---------   ---------   ---------   ----------   -----------------------------------
Robin D. Richards    2,437,500     $0.11     2,437,500   $260,000     1/17/09     - 100% upon termination
                                                                                    other than for cause
                                                                                  - 20% on IPO
                                                                                  - 100% on change of control

Paul L. H. Ouyang      480,000     $0.11       480,000   $ 51,200     2/27/09     - 100% upon termination
                       150,000     $0.33       150,000   $ 50,000     4/01/09     other than for cause, or due to
                                                                                  death or disability
                                                                                  - 20% on IPO
                                                                                  - 100% on change of control
                                                                                  - 50% upon resignation for
                                                                                    good reason

Steven G. Sheiner      375,000     $0.11        60,937   $  6,500     2/27/09     - 10% on IPO
                       112,500     $0.33        11,250   $  3,750     4/01/09     - 100% on change of control

Paul S. Alofs          495,000     $0.67            --         --     4/26/09     - 20% on earlier of IPO or
                                                                                    April 27, 2000
                                                                                  - remainder monthly over
                                                                                    next four years

Ronald D. Dotson        75,000     $1.00            --         --     5/12/09     - none
                        75,000     $2.00            --         --      6/9/09

     Except as stated above, all of these options vest over four years.

1998 EQUITY INCENTIVE PLAN

     In December 1998, the board adopted and the stockholders approved our 1998 Equity Incentive Plan. The 1998 Plan was subsequently amended by the board of directors in January 1999, May 1999 and June 1999. A total of 12,750,000 shares of common stock, as amended, has been authorized for issuance under to the 1998 Plan. When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards. Shares that are issued when an award is exercised and that are subsequently repurchased by us will not return to the pool and will not become available for future awards.

     The 1998 Plan permits the grant of options to our directors, officers, key employees and consultants and our advisors. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees or nonstatutory stock options. In addition, the 1998 Plan permits the grant of stock bonuses and rights to purchase restricted stock. No person may be granted options covering more than 2,250,000 shares of common stock in any calendar year.

     The 1998 Plan is administered by the board or a committee appointed by the board. The board has delegated the authority to administer the 1998 Plan to the compensation committee. Under the guidelines in the 1998 Plan, the administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and to specify other terms of awards.

     The maximum term of options granted under the 1998 Plan is ten years. Incentive stock options granted under the 1998 Plan generally are non-transferable. Nonstatutory stock options generally are nontransferable, although the applicable option agreement may permit transfers. Options generally expire three months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, that person's options generally may be exercised up to 12 months following disability or 18 months following death.

     The exercise price of options granted under the 1998 Plan is determined by the administrator under the guidelines in the 1998 Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

     Options granted under the 1998 Plan vest at the rate determined by the administrator and specified in the option agreement. The terms of any stock bonuses or restricted stock purchase awards granted under the 1998 Plan will be determined by the administrator. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 1998 Plan are generally nontransferable, although the applicable award agreement may permit transfers.

     Upon changes in control in our ownership, all outstanding stock awards under the 1998 Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute these outstanding stock awards, then the vesting and exercisability of outstanding awards will accelerate prior to the charge in control and the awards will terminate to the extent not exercised prior to the change in control. Even if the surviving entity does assume or substitute outstanding stock awards, if the holder of an award is terminated other than for cause, or constructively terminated, within one month prior to or eighteen months following a change in control, that holder's award will vest in full.

     The board may amend or terminate the 1998 Plan at any time. Amendments will generally be submitted for stockholder approval only to the extent required by applicable law.

     As of June 21, 1999, we had issued and outstanding under the 1998 Plan options to purchase 4,169,213 shares of common stock. The per share exercise prices of these options ranged from $0.11 to $2.00.

EMPLOYEE STOCK PURCHASE PLAN

     In May 1999, the board adopted and the stockholders approved the 1999 Employee Stock Purchase Plan. A total of 300,000 shares of common stock has been authorized for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, eligible employees will be able to purchase common stock at a discount in periodic offerings. The Purchase Plan will commence on the effective date of this offering.

     Unless otherwise determined by the board, all employees are eligible to participate in the Purchase Plan so long as they are employed by us (or a subsidiary designated by the board) for at least 20 hours per week and are customarily employed by us (or a subsidiary designated by the board) for at least 5 months per calendar year.

     Under the Purchase Plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used at the end of the offering period to purchase shares of common stock. The price paid for common stock at the end of an offering period will equal the lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

     Upon changes in control in our ownership, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control transaction.

     The board has the authority to amend or terminate the Purchase Plan; provided, however, that no amendment or termination of the Purchase Plan may adversely affect any outstanding rights to purchase common stock. Amendments will generally be submitted for stockholder approval only to the extent required by law.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Our bylaws provide that we shall indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law, except with respect to proceedings initiated by these persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. We have entered into indemnification agreements with each of our directors and officers.

     In addition, our restated certificate of incorporation provides our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the Delaware General Corporation Law or

     - for any transaction from which the director derives an improper personal benefit.

     Our restated certificate of incorporation will also provide that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision does not affect a director's responsibilities under any other law, including the federal securities laws or state or federal environmental laws.

                           RELATED-PARTY TRANSACTIONS

     The following is a description of transactions since our inception in March 1998 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangements with our executive officers which are described under "Management."

     In January 1999, we sold 7,150,000 shares of Series A preferred stock to various investors at a purchase price of $1.54 per share, of which 6,224,675 were sold to entities affiliated with Sequoia Capital. Mark A. Stevens, one of our directors, is either a managing member of the general partner or a general partner of these entities. Upon the closing of this offering, each share of Series A preferred stock will automatically convert into one and one-half shares of common stock.

     In March 1999, we granted Lawrence Probst III, a director, an option to purchase 75,000 shares of common stock under our 1998 Equity Incentive Plan. This option has an exercise price of $0.33 per share and is subject to vesting over a four-year period.

     In April 1999, we sold 1,000,000 shares of Series A preferred stock to Theodore W. Waitt, a director, at a purchase price of $2.00 per share. Also in April 1999, we sold 100,000 shares of Series A preferred stock to Lawrence F. Probst III, a director, at a purchase price of $2.00 per share. Upon the closing of this offering, each share of Series A preferred stock will automatically convert into one and one-half shares of common stock.

     On January 25, 1999, we loaned Robin D. Richards, our President and Chief Operating Officer, $260,000, which he used to exercise an option to purchase 2,437,500 shares of common stock that was granted to him under our 1998 Equity Incentive Plan. The loan, as amended, is a full recourse note secured by 187,500 shares of our common stock that bears interest at 4.64% and is due in January 2003.

     All of the securities sold in these transactions were purchased at prices equal to the fair value of the securities, as determined by our board of directors, on the date of issuance.

     One of our directors, Theodore W. Waitt, is Chief Executive Officer and Chairman of the Board of Gateway 2000, Inc. From time to time we purchase computer equipment from Gateway. As of May 31, 1999, we had spent approximately $99,000 on Gateway 2000 computer equipment. We believe these purchases were on terms no less favorable than those available in arm's-length transactions with unaffiliated parties.

     In June 1999, we sold 4,182,578 shares of Series C preferred stock to Cox Interactive Media, Inc. for a total purchase price of approximately $45 million. We also entered into a joint venture with Cox Interactive Media to create and operate music-related websites. David E. Easterly, one of our directors, is the President and Chief Operating Officer and a director of Cox Enterprises, Inc., the parent corporation of Cox Interactive Media, and a director of Cox Interactive Media. Upon the closing of this offering, each share of Series C preferred stock will automatically convert into one and one-half shares of common stock. The Series C preferred stock sold to Cox Interactive Media was purchased at a price equal to the fair value of the stock, as determined by our board of directors on the date of issuance.


     In July 1999, Groupe Arnault agreed to purchase an aggregate of $150 million in advertising, promotion and marketing services from us over the next three years. In addition, we have offered Arkaro Holding B.V., a subsidiary of Groupe Arnault, the opportunity to purchase shares of our common stock directly from us in this offering totaling five percent of our outstanding capital stock after the offering.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

     - each person who beneficially owns more than five percent of the common stock;

     - each of our directors;

     - our Chief Executive Officer; and

     - all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o MP3.com, Inc., 10350 Science Center Drive, Building 14, San Diego, California 92121.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership before the offering is based on 53,277,855 shares of common stock outstanding as of June 21, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The percentage of beneficial ownership after the offering additionally reflects the 12,300,000 shares offered by this prospectus and the sale of 147,058 shares in a private placement as part of our agreement with Boutit, Inc. entered into on May 12, 1999.

     The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 1,350,000 additional shares of our common stock, and up to 67,074,913 shares of common stock will be outstanding after the completion of this offering.

     All share numbers in this section reflect a three-for-two split in our common stock that will take place prior to the close of this offering.

                                                                                  PERCENTAGE OF SHARES
                                                             NUMBER OF SHARES         OUTSTANDING
                                                            BENEFICIALLY OWNED    --------------------
                                                            ------------------     BEFORE      AFTER
                                                                  NUMBER          OFFERING    OFFERING
                                                            ------------------    --------    --------
NAME AND ADDRESS OF BENEFICIAL OWNER
Michael L. Robertson......................................      25,637,010          48.1        39.0%
Mark A. Stevens(1)........................................       9,337,011          17.5        14.2
  Sequoia Capital
  3000 Sand Hill Road
  Building 4, Suite 208
  Menlo Park, CA 94025
David E. Easterly(2)......................................       6,273,867          11.8         9.5
  Cox Interactive Media, Inc.
  1400 Lake Hearn Dr., N.P.
  Atlanta, GA 30319
Robin D. Richards(3)......................................       2,373,301           4.5         3.6
Theodore W. Waitt.........................................       1,500,000           2.8         2.3
Lawrence F. Probst III....................................         150,000             *           *
All directors and officers as a group (10 persons)(4).....      46,003,845          86.3%       70.0%

---------------
 *  Represents beneficial ownership of less than 1%.

(1) Includes:

     - 8,462,134 shares held by Sequoia Capital VIII, which represents 15.9% and 12.9%, respectively, of the total number of shares outstanding before and after this offering;

     - 107,376 shares held by Sequoia International Technology Partners VIII, which represents less than 1% of the total number of shares outstanding before and after this offering;

     - 560,221 shares held by Sequoia International Technology Partners VIII(Q), which represents 1.1% and less than one percent, respectively, of the total number of shares outstanding before and after this offering;

     - 186,739 shares held by CMS Partners LLC, which represents less than 1% of the total number of shares outstanding before and after this offering; and

     - 20,541 shares held by Sequoia 1997, which represents less than 1% of the total number of shares outstanding before and after this offering.

    Mr. Stevens is a managing member of the general partner, or a partner, of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members or general partners of these funds, none of whom are affiliated with us. Mr. Stevens disclaims beneficial ownership of the shares listed above except to the extent of his pecuniary interest in those shares.

(2) Includes 6,273,867 shares held by Cox Interactive Media, Inc. Mr. Easterly, one of our directors, is the President and Chief Operating Officer and a director of Cox Enterprises, Inc., the parent corporation of Cox Interactive Media, and a director of Cox Interactive Media, and shares voting power over these securities with the other members of the board of directors of Cox Interactive Media, none of whom are affiliated with us. Mr. Easterly has no pecuniary interest in and disclaims beneficial ownership of these shares.

(3) Includes 1,965,233 shares we have the right to repurchase as of June 21, 1999.

(4) Includes:

     - shares listed in footnotes 1, 2 and 3 above;

     - 630,000 shares held by Paul L. H. Ouyang, 534,375 of which we have the right to repurchase as of June 21, 1999; and

     - 30,469 shares issuable upon exercise of options held by Steven G. Sheiner exercisable within 60 days of June 21, 1999. Excludes 27,218 shares issuable upon exercise of options exercisable upon consummation of this offering.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of this offering and the filing of our restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.001 par value per share, and 15,000,000 shares of preferred stock, $0.001 par value per share. As of June 21, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock upon the closing of this offering and an estimated 147,058 shares to be issued to Boutit, Inc. in a private placement concurrent with the closing of this offering, there were outstanding 53,424,913 shares of common stock held of record by 79 stockholders and options to purchase 4,169,213 shares of common stock.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. After the holders of preferred stock, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share in all assets remaining after payment of liabilities and liquidation preferences of outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


     Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 19,307,516 shares of common stock (assuming the three-for-two common stock split occurs). See Notes 4 and 6 of Notes to Financial Statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to these shares of preferred stock. Under the restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any additional shares of preferred stock.


REGISTRATION RIGHTS

     Under the Second Amended and Restated Investor Rights Agreement dated June 4, 1999 between us and several of our investors, the investors, holding an aggregate of 18,316,169 shares of our common stock issued or issuable upon conversion of our preferred stock, have registration rights pertaining to the securities they hold, at any time after 180 days following the closing of this offering. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders other than these holders of registrable shares, holders of these registrable shares are entitled to notice of the registration and entitled to include registrable shares in that offering, provided that the underwriters of that offering have the right to limit the number of shares included in the registration. In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, we may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of at least a majority of the registrable shares, provided the reasonably expected aggregate offering price will equal or exceed $5,000,000 including underwriting discounts and commissions. We are required to use our best efforts to effect the registration. We are not obligated to effect more than two stockholder-initiated registrations. Further, holders of registrable securities may require us to file no more than one registration statements on Form S-3 per year and no more than two in total. We are not required to affect any registrations on Form S-3 unless the aggregate price to the public is $500,000 or more.

     We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

ANTI-TAKEOVER PROVISIONS

Delaware Law

     We are governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Charter and Bylaw Provisions

     Our restated certificate of incorporation provides that the board of directors, as of the date of this prospectus, will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, by the board of directors after a resolution is adopted by a majority of the total number of authorized directors, or by the holders of 10% of our outstanding voting stock. Our restated certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not permit cumulative voting for directors, unless required under applicable California law. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors; however, it is expected that following the closing of the offering, cumulative voting will not be available to our stockholders. These and other provisions contained in our restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "MPPP."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have 65,724,913 outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 9,000,000 shares offered for sale through the underwriters will be freely tradable without restriction under the Securities Act unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters. If Arkaro Holding B.V. accepts our offer to purchase an estimated 3,300,000 shares in this offering, 10% of their shares would be eligible for sale in the public market beginning six months after the date of this prospectus, with an additional 10% becoming eligible at the beginning of each of the next five months. Arkaro Holding B.V. would not be able to sell more than 20% of their shares in any month prior to one year after the date of this prospectus. One year after the date of this prospectus, all of Arkaro Holding B.V.'s remaining shares would be eligible for sale.


     The remaining 53,424,913 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

     - no shares may be sold prior to 180 days from the date of this prospectus;

     - 31,375,125 shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus; and

     - the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

     Lock-Up Agreements. All of our stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

     Rule 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding which will equal approximately 657,249 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also limited by manner-of-sale provisions and notice requirements and to the availability of current public information about us.

     Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

     Rule 701. In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us under a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

     Registration Rights. Upon completion of this offering, the holders of 18,316,169 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

     Stock Options. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market beginning 180 days after the effective date of the registrant statement of which this prospectus is a part, except with respect to Rule 144 volume limitations that apply to our affiliates.

                                  UNDERWRITING

     Under the underwriting agreement dated                     , 1999, we have
agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC, BancBoston Robertson Stephens Inc. and Charles Schwab & Co., Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Hambrecht & Quist LLC.......................................
BancBoston Robertson Stephens Inc...........................
Charles Schwab & Co., Inc...................................

                                                              --------
          Total.............................................
                                                              ========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below and an estimated 3,300,000 shares that may be issued to Arkaro Holding B.V. directly by us as part of an agreement to offer such shares to them. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     We have granted to the underwriters a 30-day option to purchase up to 1,350,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and the selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and expenses we will pay.

                                         PER SHARE                             TOTAL
                              --------------------------------    --------------------------------
                                 WITHOUT             WITH            WITHOUT             WITH
                              OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                              --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions paid
  by us...................       $                 $                 $                 $
Expenses payable by us....       $                 $                 $                 $


We will pay Credit Suisse First Boston Corporation a financial advisory fee of approximately $544,000 for financial services performed as part of the agreements with Groupe Arnault and Arkaro Holding B.V. We will not pay any discount or commission to the underwriters for the estimated 3,300,000 shares that may be issued to Arkaro Holding B.V. directly by us as part of an agreement to offer such shares to them.


     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.


     Our officers and directors and all of our stockholders have agreed not sell any shares of our common stock or other securities without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. They also may not during this period engage in some transactions that might lead to the transfer of their shares. They will however be permitted to exercise stock options without consent.

     At our request, the underwriters have reserved up to 1,850,000 shares of common stock offered by this prospectus for sale at the initial public offering price to artists and customers of MP3.com, consultants and others with whom we do business, existing stockholders and friends of MP3.com. This group may include Sequoia Capital and entities related to it that have expressed an interest in acquiring up to 200,000 shares. As a result, the number of shares available for sale to the general public will be reduced to the extent that persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect to those liabilities.

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "MPPP."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include the following: the information included in this prospectus and otherwise available to the representatives; market conditions for initial public offerings; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these kinds of transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and
(iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom British Columbia securities law applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Cooley Godward LLP, San Diego, California. As of the date of this prospectus, an investment fund created by Cooley Godward LLP owns an aggregate of 48,701 shares of Series A preferred stock (convertible into 73,051 shares of common stock). O'Melveny & Myers LLP, Newport Beach, California represents the underwriters, and the validity of the shares of common stock offered in this prospectus will be passed upon for the underwriters by O'Melveny & Myers LLP.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and for the period from March 17, 1998 (inception) through December 31, 1998, as described in their report. We have included our financial statements in our prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the common stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference. A copy of the registration statement may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the commission's website at http://www.sec.gov.

     After this offering, we will have to provide the information and reports required by the Exchange Act and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for listing on Nasdaq, these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise indicated, all information in this prospectus assumes:

     - the underwriters' over-allotment option will not be exercised;

     - a three-for-two split in our common stock;


     - the conversion of each outstanding share of preferred stock into one and one-half shares of common stock (assuming the three-for-two common stock split occurs) upon the closing of this offering;


     - that we will issue 147,058 shares of common stock (assuming an initial public offering price of $17.00 per share) concurrent with the closing of this offering in a private placement as part of an agreement with Boutit, Inc. entered into on May 12, 1999; and

     - the filing of our restated certificate of incorporation.

     MP3.com, the MP3.com logo, DAM CD and the DAM CD logo are trademarks of MP3.com, Inc. All other trade names and trademarks appearing in this prospectus are the property of their holders.

                                 MP3.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS
          PERIOD FROM MARCH 17, 1998 (INCEPTION) TO DECEMBER 31, 1998
             AND THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2

FINANCIAL STATEMENTS

Balance Sheets as of December 31, 1998 and March 31, 1999
  (unaudited)...............................................  F-3

Statements of Operations for the period from March 17, 1998
  (inception) to December 31, 1998 and the three months
  ended March 31, 1999 (unaudited)..........................  F-4

Statements of Stockholders' Equity for the period from March
  17, 1998
  (inception) to December 31, 1998 and the three months
  ended March 31, 1999 (unaudited)..........................  F-5

Statements of Cash Flows for the period from March 17, 1998
  (inception) to December 31, 1998 and the three months
  ended March 31, 1999 (unaudited)..........................  F-6

Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
MP3.com, Inc.

     We have audited the accompanying balance sheet of MP3.com, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from March 17, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of MP3.com's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MP3.com, Inc. at December 31, 1998, and the results of its operations and its cash flows for the period from March 17, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
April 2, 1999,
except for Note 6, as to which the date is
          , 1999.
--------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 6 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

San Diego, California

July 13, 1999

                                 MP3.COM, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                         PRO FORMA
                                                          DECEMBER 31,    MARCH 31,    STOCKHOLDERS'
                                                              1998          1999          EQUITY
                                                          ------------   -----------   -------------
                                                                         (UNAUDITED)    (UNAUDITED)
Current assets:
  Cash and cash equivalents.............................   $  39,509     $ 9,327,149
  Accounts receivable, net of allowance for doubtful
     accounts of $56,615 and $76,500, respectively......     292,818         400,201
  Unbilled receivables..................................      64,726          58,905
  Prepaid expenses and other current assets.............          --         242,960
                                                           ---------     -----------
          Total current assets..........................     397,053      10,029,215
Property and equipment, net of accumulated
  depreciation..........................................      52,551       1,150,547
Other assets............................................      13,751          65,846
                                                           ---------     -----------
          Total assets..................................   $ 463,355     $11,245,608
                                                           =========     ===========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................   $  35,722     $   613,579
  Accrued severance.....................................      52,500              --
  Accrued expenses......................................      17,693          84,663
  Income taxes payable..................................      34,584              --
  Deferred revenues.....................................      15,145          83,585
  Deferred income taxes.................................      94,511          94,511
  Capital lease obligations.............................      14,429           5,888
                                                           ---------     -----------
          Total current liabilities.....................     264,584         882,226
Deferred income taxes...................................       4,065           4,065
Commitments and contingencies (Notes 3 and 6)
Stockholders' equity:
  Preferred stock, par value $0.001 per share; none
     authorized at December 31, 1998 and March 31, 1999;
     none issued and outstanding at December 31, 1998
     and March 31, 1999; authorized 15,000,000 and none
     issued and outstanding, pro forma (unaudited)......          --              --    $        --
  Convertible preferred stock, par value $0.001 per
     share; authorized 5,000,000 and 9,500,000 at
     December 31, 1998 and March 31, 1999, respectively;
     none authorized pro forma (unaudited)..............
     Series A, authorized 5,000,000 and 8,150,000 at
       December 31, 1998 and March 31, 1999,
       respectively; none and 7,150,000 issued and
       outstanding at December 31, 1998 and March 31,
       1999, respectively; none issued and outstanding
       pro forma (unaudited)............................          --           7,150             --
  Common stock, par value $0.001 per share; authorized
     50,000,000 at December 31, 1998 and March 31, 1999;
     issued and outstanding 29,249,999 and 31,694,999 at
     December 31, 1998 and March 31, 1999, respectively;
     authorized 200,000,000 and 42,419,995 issued and
     outstanding pro forma (unaudited)..................      29,250          31,695         42,420
  Additional paid in capital............................     701,064      16,351,763     16,348,188
  Notes receivable from stockholder.....................          --        (260,000)      (260,000)
  Deferred compensation.................................    (178,070)     (4,008,125)    (4,008,125)
  Accumulated deficit...................................    (357,538)     (1,763,166)    (1,763,166)
                                                           ---------     -----------    -----------
          Total stockholders' equity....................     194,706      10,359,317    $10,359,317
                                                           ---------     -----------    ===========
                                                           $ 463,355     $11,245,608
                                                           =========     ===========

                            See accompanying notes.

                                 MP3.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                                MARCH 17,
                                                                   1998
                                                              (INCEPTION) TO     THREE MONTHS
                                                               DECEMBER 31,     ENDED MARCH 31,
                                                                   1998              1999
                                                              --------------    ---------------
                                                                                  (UNAUDITED)
Net revenues................................................    $ 1,162,438       $   665,785
Cost of revenues............................................        214,958           205,303
                                                                -----------       -----------
Gross profit................................................        947,480           460,482
Operating expenses:
  Sales and marketing.......................................         79,328           523,278
  Product development.......................................        395,213           305,046
  General and administrative................................        142,510           458,762
  Amortization of deferred compensation.....................        550,197           652,315
                                                                -----------       -----------
          Total operating expenses..........................      1,167,248         1,939,401
                                                                -----------       -----------
Loss from operations........................................       (219,768)       (1,478,919)
Interest income (expense), net..............................         (3,810)           73,291
                                                                -----------       -----------
Loss before income taxes....................................       (223,578)       (1,405,628)
Provision for income taxes..................................        133,960                --
                                                                -----------       -----------
Net loss....................................................    $  (357,538)      $(1,405,628)
                                                                ===========       ===========
Historical net loss per share:
  Basic and diluted.........................................    $     (0.01)      $     (0.05)
                                                                ===========       ===========
  Weighted average shares -- basic and diluted..............     26,182,785        27,537,067
                                                                ===========       ===========
Pro forma net loss per share:
  Basic and diluted.........................................    $     (0.01)      $     (0.03)
                                                                ===========       ===========
  Weighted average shares -- basic and diluted..............     45,490,301        46,844,583
                                                                ===========       ===========

                            See accompanying notes.

                                 MP3.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              NOTES
                                                                             ADDITIONAL    RECEIVABLE
                              PREFERRED   PREFERRED     COMMON     COMMON      PAID IN        FROM         DEFERRED     ACCUMULATED
                               SHARES       STOCK       SHARES      STOCK      CAPITAL     STOCKHOLDER   COMPENSATION     DEFICIT
                              ---------   ---------   ----------   -------   -----------   -----------   ------------   -----------
Issuance of common stock in
  exchange for certain
  assets and liabilities....         --    $   --     26,178,749   $26,179   $   (26,179)   $      --    $         --   $        --
Exercise of stock options...         --        --      3,071,250     3,071        (1,024)          --              --            --
Deferred compensation
  related to the grant of
  stock options for common
  stock.....................         --        --             --        --       728,267           --        (728,267)           --
Amortization of deferred
  compensation..............         --        --             --        --            --           --         550,197            --
Net loss....................         --        --             --        --            --           --              --      (357,538)
                              ---------    ------     ----------   -------   -----------    ---------    ------------   -----------
Balance at December 31,
  1998......................         --        --     29,249,999    29,250       701,064           --        (178,070)     (357,538)
Exercise of stock options in
  exchange for notes
  receivable from
  stockholders
  (unaudited)...............         --        --      3,168,750     3,169       334,831     (338,000)             --            --
Cancellation of note
  receivable from
  stockholder (unaudited)...         --        --       (723,750)     (724)      (77,276)      78,000              --            --
Issuance of Series A
  preferred stock at $1.54
  per share for cash, net of
  issuance costs of $93,076
  (unaudited)...............  7,150,000     7,150             --        --    10,910,774           --              --            --
Deferred compensation
  related to stock options
  and restricted common
  shares (unaudited)........         --        --             --        --     4,482,370           --      (4,482,370)           --
Amortization of deferred
  compensation
  (unaudited)...............         --        --             --        --            --           --         652,315            --
Net loss (unaudited)........         --        --             --        --            --           --              --    (1,405,628)
                              ---------    ------     ----------   -------   -----------    ---------    ------------   -----------
Balance at March 31, 1999
  (unaudited)...............  7,150,000    $7,150     31,694,999   $31,695   $16,351,763    $(260,000)   $ (4,008,125)  $(1,763,166)
                              =========    ======     ==========   =======   ===========    =========    ============   ===========


                                  TOTAL
                              STOCKHOLDERS'
                                 EQUITY
                              -------------
Issuance of common stock in
  exchange for certain
  assets and liabilities....   $        --
Exercise of stock options...         2,047
Deferred compensation
  related to the grant of
  stock options for common
  stock.....................            --
Amortization of deferred
  compensation..............       550,197
Net loss....................      (357,538)
                               -----------
Balance at December 31,
  1998......................       194,706
Exercise of stock options in
  exchange for notes
  receivable from
  stockholders
  (unaudited)...............            --
Cancellation of note
  receivable from
  stockholder (unaudited)...            --
Issuance of Series A
  preferred stock at $1.54
  per share for cash, net of
  issuance costs of $93,076
  (unaudited)...............    10,917,924
Deferred compensation
  related to stock options
  and restricted common
  shares (unaudited)........            --
Amortization of deferred
  compensation
  (unaudited)...............       652,315
Net loss (unaudited)........    (1,405,628)
                               -----------
Balance at March 31, 1999
  (unaudited)...............   $10,359,317
                               ===========

                            See accompanying notes.

                                 MP3.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                              MARCH 17, 1998    THREE MONTH
                                                              (INCEPTION) TO    PERIOD ENDED
                                                               DECEMBER 31,      MARCH 31,
                                                                   1998             1999
                                                              --------------    ------------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
Net loss....................................................    $(357,538)      $(1,405,628)
Adjustments to reconcile net loss to cash provided by (used
  in) operating activities:
  Depreciation..............................................        9,999            33,689
  Deferred income taxes.....................................       98,576                --
  Amortization of deferred compensation.....................      550,197           652,315
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (224,284)         (107,383)
     Unbilled receivables...................................      (64,726)            5,821
     Prepaid expenses and other current assets..............           --          (242,960)
     Accounts payable.......................................       25,291           577,857
     Deferred revenue.......................................       15,145            68,440
     Accrued expenses.......................................      104,777           (20,114)
                                                                ---------       -----------
Cash provided by (used in) operating activities.............      157,437          (437,963)
INVESTING ACTIVITIES:
Purchase of property and equipment..........................      (29,471)       (1,131,685)
Other assets................................................      (13,751)          (52,095)
                                                                ---------       -----------
Cash used in investing activities...........................      (43,222)       (1,183,780)
FINANCING ACTIVITIES:
Payments of notes payable...................................      (73,000)               --
Payments under capital lease obligations....................      (18,650)           (8,541)
Issuance of common stock....................................        2,047                --
Net proceeds from issuance of Series A preferred stock......           --        10,917,924
                                                                ---------       -----------
Cash (used in) provided by financing activities.............      (89,603)       10,909,383
                                                                ---------       -----------
Increase in cash and cash equivalents.......................       24,612         9,287,640
Cash and cash equivalents at beginning of period............       14,897            39,509
                                                                ---------       -----------
Cash and cash equivalents at end of period..................    $  39,509       $ 9,327,149
                                                                =========       ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid...............................................    $   2,622       $     8,217
                                                                =========       ===========
Taxes paid..................................................    $     800       $    58,000
                                                                =========       ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Property and equipment acquired under capital leases........    $  33,079       $        --
                                                                =========       ===========
Common stock issued for notes receivable....................    $      --       $   338,000
                                                                =========       ===========
Cancellation of stockholder notes receivable................    $      --       $    78,000
                                                                =========       ===========

                            See accompanying notes.

                                 MP3.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 AND PERTAINING TO MARCH 31, 1999
          AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     MP3.com, Inc. is developing a revolutionary approach to the promotion and distribution of music. MP3.com uses the Internet and file formats that make music files smaller to enable artists to distribute and promote their music and to enable consumers to conveniently access this music. Consumers can search, sample and download certain music free of charge.

     MP3.com, Inc., formerly named ZCo, Inc., was incorporated in Delaware and commenced operations on March 17, 1998 (inception). At inception, MP3.com's principal founder contributed personal assets and liabilities to MP3.com. In exchange, the principal founder received 26,178,749 shares of MP3.com's common stock. The assets and liabilities assumed by MP3.com were recorded at carryover basis. There were no significant revenues and operations related to the assets and liabilities transferred to MP3.com.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA

     The financial statements as of March 31, 1999 and for the three months ended March 31, 1999 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information included, in accordance with generally accepted accounting principles. The results of operations for the interim period ended March 31, 1999 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending December 31, 1999. Financial statements for the period from March 17, 1998 (inception) to March 31, 1998 have not been presented as the operating activity was insignificant and disclosure would not be meaningful.

CONCENTRATION OF CREDIT RISKS

     MP3.com sells its advertising related products and services to customers primarily in music and consumer products industries. An allowance for doubtful accounts is maintained based on the expected collectibility of accounts receivable. MP3.com maintains a significant portion of its cash and cash equivalents with one financial institution. MP3.com has not experienced any significant losses on its cash and cash equivalents and accounts receivable.

     Three customers accounted for 19.0%, 12.2%, and 10.3%, respectively, of net revenues from March 17, 1998 (inception) to December 31, 1998. Two customers accounted for 13.5% and 13.1%, respectively, for the quarter ended March 31, 1999.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash, money market funds, and certificates of deposit with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. MP3.com generally invests its excess cash in money market funds and certificates of deposit with a financial

                                 MP3.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) institution with a strong credit rating. These investments are made in accordance with MP3.com's investment policy, which establishes guidelines to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     MP3.com's financial instruments, including cash and cash equivalents, accounts receivable, unbilled receivables, accounts payable, accrued severance, accrued expenses, income tax payable and capital lease obligations are carried at cost, which approximates fair value because of the short-term maturity of these instruments.

DEPRECIATION AND AMORTIZATION

     Property and equipment is stated at historical cost and depreciated using the straight-line method over the estimated useful lives of 3 to 5 years.

IMPAIRMENT OF LONG-LIVED ASSETS

     MP3.com evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable to these assets. MP3.com assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. MP3.com has identified no such impairment losses. Substantially all of MP3.com's long-lived assets are located in the United States.

REVENUE RECOGNITION

     MP3.com's revenues are derived principally from the sale of banner and sponsorship advertisements. To date, the duration of MP3.com's banner advertising commitments has ranged from one month to one year. Sponsorship advertising contracts involve more integration with MP3.com's website, including the placement of buttons that provide users with direct links to the advertiser's website. Sponsorship advertisement contracts are recognized evenly over the period in which the advertisement is displayed. Advertising revenues on banner advertisement contracts are recognized as the impression is delivered or displayed. In each case, revenue is recognized only if MP3.com has no remaining significant obligations and collection of the resulting receivable is probable. MP3.com banner advertisement obligations typically include guarantees of minimum number of "impressions" or times that an advertisement appears in pages viewed by users of MP3.com's website. In these circumstances, MP3.com recognizes revenues at the lesser of the ratio of impressions delivered over the guaranteed impressions or the straight-line basis over the term of the agreement. To the extent minimum guaranteed impressions are not met, MP3.com defers recognition of the corresponding revenues until the remaining guaranteed impressions are achieved.

     Deferred revenue represents payments or billings in excess of revenue recognized relating to banner and sponsorship advertising contracts. Unbilled receivables represent revenues recognized in excess of billings related to banner and sponsorship advertising agreements.

     Revenue derived from the sales of CDs and music-related merchandise are recognized by MP3.com at their gross sales price upon shipment. The portion of the sales price payable to artists as royalties is expensed to cost of revenues and accrued at the time revenue is recorded.

                                 MP3.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRODUCT DEVELOPMENT COSTS

     Product development costs include expenses incurred by MP3.com to manage, monitor, maintain and operate MP3.com's website. Product development costs are expensed as incurred.

STOCK-BASED COMPENSATION

     MP3.com accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation". Under APB 25, compensation cost is recognized over the vesting period based on the excess, if any, on the date of grant of the deemed fair value of MP3.com's stock over the employee's exercise price. When the exercise price of the employee stock options is less than the fair value price of the underlying stock on the grant date, deferred stock compensation is recognized and amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options, generally four years. Options or stock awards issued to non-employees are valued using the fair value method and expensed over the period services are provided.

NET LOSS PER SHARE

     MP3.com computes net loss per share following SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of unvested restricted common shares, incremental common shares issuable upon the exercise of stock options, and common shares issuable on assumed conversion of Series A preferred stock, are included in diluted net income (loss) per share to the extent these shares are dilutive. Common equivalent shares are not included in the computation of dilutive net loss per share for the period March 17, 1998 (inception) to December 31, 1998 and the three months ended March 31, 1999 because the effect would be anti-dilutive.

     Under the provisions of SAB 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

     The following table sets for the computation of basic and diluted net loss per share as follows:

                                                     PERIOD FROM
                                                      MARCH 17,          THREE
                                                         1998           MONTHS
                                                    (INCEPTION) TO       ENDED
                                                     DECEMBER 31,      MARCH 31,
                                                         1998            1999
                                                    --------------    -----------
                                                                      (UNAUDITED)
Numerator:
  Net loss........................................   $  (357,538)     $(1,405,628)
                                                     ===========      ===========
Denominator:
  Weighted average shares outstanding.............    26,199,931       31,285,417
  Weighted average unvested common shares subject
     to repurchase agreements.....................       (17,146)      (3,748,350)
                                                     -----------      -----------
Denominator for basic and diluted calculation.....    26,182,785       27,537,067
                                                     ===========      ===========
Net loss per share:
  Basic and diluted...............................   $     (0.01)     $     (0.05)
                                                     ===========      ===========

                                 MP3.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Dilutive common stock equivalents include common stock options and preferred stock as if converted and restricted stock that has not yet fully vested. Potentially dilutive securities total 17,146 and 15,195,067, for the period March 17, 1998 (inception) to December 31, 1998 and the three months ended March 31, 1999, respectively, were excluded from historical and pro forma diluted earnings per share because of their anti-dilutive effect.

PRO FORM STOCKHOLDERS EQUITY (UNAUDITED)

     Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of MP3.com's initial public offering (using the as-if-converted method). If MP3.com's initial public offering is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 19,307,516 shares of common stock based on the shares of convertible preferred stock outstanding at June 21, 1999. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of the convertible preferred stock, is disclosed on the balance sheet.

COMPREHENSIVE INCOME

     MP3.com adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive income. To date, there have been no differences between MP3.com's net loss and its total comprehensive loss for the period from March 17, 1998 (inception) to December 31, 1998.

SEGMENT INFORMATION

     MP3.com adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires public companies to report financial and descriptive information about their reportable operating segments. MP3.com identifies its operating segments based on how management internally evaluates separate financial information (if available), business activities and management responsibility. MP3.com believes it operates in a single business segment and adoption of this standard did not have a material impact on MP3.com's financial statements. Through December 31, 1998, there have been no foreign operations.

     A summary of advertising and merchandise revenue from customers is as follows:

                                                       PERIOD FROM
                                                        MARCH 17,          THREE
                                                           1998           MONTHS
                                                      (INCEPTION) TO       ENDED
                                                       DECEMBER 31,      MARCH 31,
                                                           1998            1999
                                                      --------------    -----------
                                                                        (UNAUDITED)
Advertising.........................................    $1,060,551        $560,036
Merchandise.........................................       101,887         105,749
                                                        ----------        --------
                                                        $1,162,438        $665,785
                                                        ==========        ========

                                 MP3.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. MP3.com has adopted the provisions of SOP 98-1 during the three months ended March 31, 1999 with no material effect.

     In April 1998, the American Institute of Certified Public Accountants issued SOP No. 98-5 "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. MP3.com has adopted the provisions of SOP 98-5 during the three months ended March 31, 1999 with no material effect.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following :

                                                  DECEMBER 31,         MARCH 31,
                                                      1998                1999
                                                -----------------    --------------
                                                                      (UNAUDITED)
Computer equipment............................       $53,079           $  263,254
Software......................................            --              272,834
Office furniture and equipment................         9,471              548,736
Leasehold improvements........................            --              109,411
                                                     -------           ----------
                                                      62,550            1,194,235
Accumulated depreciation......................        (9,999)             (43,688)
                                                     -------           ----------
                                                     $52,551           $1,150,547
                                                     =======           ==========

3. LEASE COMMITMENTS

     MP3.com leases its facilities and some of its CD production equipment under noncancellable operating and capital leases, expiring at various dates through February 2001. Cost and accumulated depreciation of equipment under capital leases at December 31, 1998 is $33,079 and $6,432, respectively. Depreciation of equipment under capital leases are included in depreciation expense.

     Future minimum annual lease payments under noncancellable operating and capital leases at December 31, 1998 are as follows:

                                                  OPERATING LEASES    CAPITAL LEASES
                                                  ----------------    --------------
Year ended December 31,
  1999..........................................      $243,455           $15,015
  2000..........................................       260,235                --
  2001..........................................        21,915                --
                                                      --------           -------
Minimum lease payments..........................      $525,605            15,015
                                                      ========
Less amounts representing interest..............                            (586)
                                                                         -------
Total present value of future minimum for
  capital lease payments and current portion....                         $14,429
                                                                         =======

                                 MP3.COM, INC.

3. LEASE COMMITMENTS (CONTINUED)
     Rent expense for the period from March 17, 1998 (inception) to December 31, 1998 totaled $9,560.

4. STOCKHOLDERS' EQUITY

CHANGES IN CAPITALIZATION

     In December 1998, the board of directors authorized a 19,500-for-1 stock split of all outstanding common stock. All share and per share information has been retroactively restated to reflect the stock split.

PREFERRED STOCK

     MP3.com has authorized 5,000,000 shares of preferred stock with a par value of $0.001. As of December 31, 1998, there were no preferred stock issued and outstanding. MP3.com's board of directors can fix or change the features of preferred stock. See Note 6 "Recent Events".

STOCK OPTIONS

     During 1998, MP3.com adopted the Founders Stock Option Plan and the 1998 Equity Incentive Plan for the granting of both incentive and non-qualified stock options. Under the plans, incentive stock options may be granted to employees, directors, and officers of MP3.com and non-qualified stock options may be granted to consultants, employees, directors, and officers of MP3.com. Options granted under the plans are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair value of the stock on the date of grant, as determined by the board of directors. Options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair value of the stock on the date of grant, as determined by the board of directors.

     The founders plan reserved 3,071,250 shares of common stock for grants to founders of MP3.com. During 1998, all of the shares reserved in the founders plan were granted, and in December 1998 all of the shares were exercised at $0.001 per share and some of these shares can be repurchased by MP3.com. Common shares obtained by an early exercise of unvested options can be repurchased by MP3.com at the original exercise price and will vest according to the respective option agreement. Repurchase can only be initiated at MP3.com's option. As of December 31, 1998, there were 585,000 shares vested and 2,486,250 shares could be repurchased by MP3.com.

     The equity incentive plan reserved 9,750,000 shares of common stock for granting to employees and non-employees of MP3.com. Grants under the equity incentive plan vest over four years with 25% of the shares vesting on the first anniversary of the grant and 1/36 of the remaining shares vesting in equal installments monthly for the following 36 months. As of December 31, 1998, there were no stock options granted under the equity incentive plan.

                                 MP3.COM, INC.

4. STOCKHOLDERS' EQUITY (CONTINUED)
     The following table summarizes MP3.com's stock option activity for the plans:

                                                                                    WEIGHTED AVERAGE
                                                     AVAILABLE FOR    NUMBER OF      EXERCISE PRICE
                                                         GRANT          SHARES         PER SHARE
                                                     -------------    ----------    ----------------
Balance at March 17, 1998 (inception)..............           --              --             --
  Shares reserved..................................    9,821,250              --             --
  Shares granted...................................   (3,071,250)      3,071,250         $0.001
  Shares exercised.................................           --      (3,071,250)        $0.001
                                                      ----------      ----------
Balance as of December 31, 1998....................    6,750,000              --             --
  Increase in shares available (unaudited).........    3,000,000              --             --
  Shares granted (unaudited).......................   (5,926,500)      5,926,500         $ 0.16
  Shares exercised (unaudited).....................           --      (3,168,750)        $ 0.11
                                                      ----------      ----------
Balance as of March 31, 1999 (unaudited)...........    3,823,500       2,757,750         $ 0.20
                                                      ==========      ==========

     For the period from March 17, 1998 (inception) to December 31, 1998, the weighted average exercise price and weighted average grant date fair value for options to purchase 2,193,750 shares of common stock that were granted at exercise prices less than deemed fair value were approximately $0.001 and $0.33, respectively. The remaining options to purchase 877,500 shares of common stock were granted at exercise prices equal to the deemed fair value. For the three months ended March 31, 1999, the weighted average grant date fair value for options granted at exercise prices less than deemed fair value was approximately $0.85. For the three months ended March 31, 1999, no options were granted at exercise prices equal to or in excess of deemed fair value.

     The following table summarizes information about stock options outstanding as of March 31, 1999:

                         OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                 ------------------------------------   ----------------------
                                WEIGHTED
                                 AVERAGE     WEIGHTED                 WEIGHTED
                                REMAINING    AVERAGE                  AVERAGE
                   NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES  OUTSTANDING      LIFE        PRICE     OUTSTANDING    PRICE
---------------  -----------   -----------   --------   -----------   --------
     $0.11        1,327,500        9.14       $0.11           --          --
     $0.22          571,500        9.53       $0.22           --          --
     $0.33          858,750       10.00       $0.33       22,500       $0.33

STOCK BASED COMPENSATION

     MP3.com has recorded deferred compensation corresponding to the grants of stock options to employees and consultants of $728,267 and $4,482,370, during the period from March 17, 1998 (inception) to December 31, 1998 and the three months ended March 31, 1999, respectively.

     During the three months ended March 31, 1999, MP3.com granted options to purchase 322,500 common shares to four consultants at a weighted average exercise price of $0.33. MP3.com recorded compensation totaling $283,800 for the fair value of the options which will be amortized to sales and marketing expense over the life of the consulting arrangements. The fair value of the options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: risk free interest rate of 5.5%; an expected option life of two years; and no annual dividends. For the three months ended March 31, 1999, MP3.com amortized $19,800 to sales and marketing expense related to the consulting agreements.

                                 MP3.COM, INC.

4. STOCKHOLDERS' EQUITY (CONTINUED)
     Had compensation expense for MP3.com's stock-based compensation plans been determined consistent with SFAS 123, MP3.com's net loss would have decreased to the pro forma amounts indicated below:

                                                               PERIOD FROM
                                                              MARCH 17, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Net loss as reported........................................    $(357,538)
                                                                =========
Pro forma net loss under SFAS 123...........................    $(357,129)
                                                                =========
Pro forma net loss per share, basic and diluted under SFAS
  123.......................................................    $   (0.01)
                                                                =========
Weighted average fair value of options granted..............    $    0.33
                                                                =========

     Pro forma information is required by SFAS 123, and has been determined as if MP3.com had accounted for its stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: risk free interest rate of 5.5%; an expected option life of five years; and no annual dividends. The effect of applying SFAS 123 on 1998 pro forma net loss as stated above is not necessarily representative of the effect on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

5. INCOME TAXES

     MP3.com accounts for income taxes following the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", under which the liability method is used to calculate deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and income tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The provision for income taxes as of December 31, 1998 is as follows:

Current:
  Federal.................................  $ 28,340
  State...................................     7,044
                                            --------
          Total current...................    35,384
Deferred:
  Federal.................................    76,954
  State...................................    21,622
                                            --------
          Total deferred..................    98,576
                                            --------
Provision for income taxes................  $133,960
                                            ========

     Significant components of the net deferred tax liabilities are as follows:

                                          DECEMBER 31,
                                              1998
                                          ------------
Deferred tax liabilities:
  Accrual to cash basis.................    $   96,975
  Other, net............................         1,601
                                            ----------
                                            $   98,576
                                            ==========

                                 MP3.COM, INC.

5. INCOME TAXES (CONTINUED)
     A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes is as follows for the period from March 17, 1998 (inception) to December 31, 1998:

U.S. federal taxes at the statutory rate....................  $(76,017)
State taxes, net of federal benefit.........................    20,024
Nondeductible amortization of deferred compensation.........   187,067
Other nondeductible expenses................................     2,886
                                                              --------
                                                              $133,960
                                                              ========

6. RECENT EVENTS


     In January 1999, MP3.com issued 7,150,000 shares of Series A convertible preferred shares at $1.54 per share for net proceeds of approximately $10.9 million. In April 1999, MP3.com issued 1.0 million shares of Series A convertible preferred shares at $2.00 per share for proceeds of $2.0 million with no issuance costs for these proceeds. Each share of Series A preferred stock is convertible, at the option of the preferred stockholder, into common stock at the rate of one share of preferred stock to one share of common stock and one and one-half shares of common stock assuming the three-for-two common stock split occurs.


     The Series A preferred stockholders are entitled to receive non cumulative dividends at a rate of 8% of the issuance price per annum per share. Preferred stock dividends are payable if and when the dividends are declared by the board of directors. The Series A preferred stockholders are entitled to receive liquidation preferences at the rate of $1.54 per share, prior and in preference to any distribution of assets to common stockholders. Additionally, the Series A preferred stockholders have voting rights for each share of common stock into which the preferred shares convert.

     In February 1999, MP3.com obtained a line of credit with a bank for $3,000,000 which expires in February 2000. Under the terms of the agreement, advances bear interest at the bank's floating prime rate plus 1.0% (8.75% at December 31, 1998 and March 31, 1999). The line of credit has a sub-limit by which MP3.com may finance equipment purchases not to exceed $1,500,000. Further, the line of credit agreement provides that any capital equipment financing outstanding in August 1999 may be converted to a three year term note. There are no compensating cash balance requirements and borrowings under the line of credit are collateralized by substantially all of MP3.com's assets. Under the line of credit, MP3.com is required to comply with financial covenants. MP3.com was in compliance with all financial covenants on March 31, 1999. In April 1999, MP3.com drew $1,234,000 on the line of credit.

     In April 1999, MP3.com entered into an artist promotion consulting agreement for the term of three years. Independent of the promotion agreement, in April 1999, MP3.com entered into a Series B preferred stock purchase agreement whereby MP3.com issued 439,103 shares of MP3.com's Series B convertible preferred stock at $5.69 per share for total proceeds of approximately $2.5 million. The Series B convertible preferred stockholders have substantially the same rights and features as the Series A convertible preferred stockholders. Additionally, the consultants were issued a warrant for 658,653 shares of common stock exercisable at $0.33 per common share of which 540,096 shares of common stock were exercised. The warrants expire upon the earlier of
(i) the closing of an initial public offering of MP3.com's common stock, (ii) the sale or merger of MP3.com which results in a change of control as defined, or (iii) or the closing for the sale of substantially all of MP3.com's assets. MP3.com recorded deferred advertising of approximately $2,191,000, representing the fair value of the warrants which will be amortized during the year ended December 31, 1999. The fair value of the warrants was estimated at the date of grant using the minimum value method with the following assumptions: risk free interest rate of 5.5%; an expected warrant life of three years; and no annual dividends.

                                 MP3.COM, INC.

6. RECENT EVENTS (CONTINUED)

     In April 1999, MP3.com issued 100,000 shares of Series A convertible preferred shares to a director at $2.00 per share for proceeds of $200,000. Each share of Series A preferred stock is convertible at the option of the preferred shareholder into common stock at the rate of one share of preferred stock to one share of common stock and one and one-half shares of common stock assuming the three-for-two common stock split occurs. The intrinsic value of $369,000 will be reflected in the second quarter of 1999.


     In May 1999, MP3.com entered into an agreement with Tori Amos with terms and conditions consistent with the agreement with Atlas/Third Rail except that the agreement with Ms. Amos terminates after the "5 1/2 Weeks" tour in September 1999. As a result of the agreement with Ms. Amos, MP3.com issued 22,500 shares of common stock to Ms. Amos in consideration for her services. As a result of this issuance, MP3.com recorded deferred marketing costs of $111,000. MP3.com will expense the $111,000 to sales and marketing expense in the third quarter of 1999 (during the 5 1/2 Weeks" tour promotion).

     MP3.com was named as an additional defendant in an action entitled PlayMedia Systems, Inc., et al., v. Nullsoft, Inc., et al., etc. (Case No. 99-02494) filed in the United States District Court for the Central District of California. The First Amended Complaint alleged that MP3.com is liable for copyright infringement with respect to "AMP" software used for decoding mp3 files distributed over the Internet. In May 1999, MP3.com and PlayMedia mutually agreed to dismiss the action at no financial cost to MP3.com.

     In May 1999, MP3.com adopted an Employee Stock Purchase Plan. Under the plan, employees of MP3.com who elect to participate may purchase Common Stock at 85% of the lower of the fair market value of the common stock on the commencement date or the ending date of each offering period. The plan permits an enrolled employee to make contributions by having withheld from his or her salary an amount between 1% and 15% of compensation to purchase shares of common stock. The maximum number of shares that may be issued under the plan is 300,000.

     In May 1999, MP3.com entered into a three year agreement with Boutit, Inc. Under the terms of the agreement, MP3.com obtained the exclusive rights to certain master music recordings and arranged for other promotional events in exchange for shares of MP3.com's common stock valued at $2.5 million. The number of shares to be issued upon completion of the initial public offering will be determined by dividing $2.5 million by the price of a common share offered to the public in the initial public offering. MP3.com expects to expense the value of the stock over the term of the arrangement. In the event MP3.com does not complete a firm underwritten public offering within eight months of the date of the agreement, Boutit, Inc. can terminate the agreement.

     In May 1999, MP3.com's board of directors authorized, subject to stockholder approval, the restatement of MP3.com's certificate of incorporation
to effect a three-for-two stock split effective [          , 1999]. The Restated
Certificate increased the authorized common stock to 200,000,000 shares and increased the authorized preferred stock to 15,000,000 shares. The preferred stock is "blank check preferred," which can be created and issued by the board of directors without stockholder approval, with rights senior to those of common stock. The accompanying financial statements have been restated to reflect the three-for-two common stock split. In addition, MP3.com's board of directors, subject to stockholder approval, increased the number of shares reserved under the 1998 Equity Incentive Plan to 12,750,000.


     In June 1999, MP3.com sold 4,182,578 shares of Series C convertible preferred stock (which will be converted into 6,273,867 shares of common stock (assuming the three-for-two common stock split occurs) at the closing of this offering) to Cox Interactive Media, Inc. for a total purchase price of approximately $45 million. In addition, MP3.com and Cox have formed a joint venture that will focus on providing downloadable music for affiliated radio stations across the U.S. MP3.com and Cox own 46.5% and 53.5%, respectively, of the joint venture, and MP3.com is committed to fund approximately $14 million during the

                                 MP3.COM, INC.

6. RECENT EVENTS (CONTINUED)
first year of the joint venture's operations. All future capital calls, if necessary, will be based upon each partner's ownership percentage.

     In June 1999, MP3.com established the MP3.com Foundation. MP3.com's board of directors authorized the initial contribution to the Foundation of 100,000 shares of common stock. The deemed fair value of the contribution was $766,700. The value will be charged to expense during the second quarter of 1999.

     For the period from March 31, 1999 to June 21, 1999, MP3.com granted additional options to purchase 2,932,650 shares of common stock at a weighted average exercise price of $1.11 per share. Included in the 2,932,650 options are 450,000 options granted at a weighted average exercise price of $1.00 outside of MP3.com's equity incentive plan. All 450,000 options were exercised in May 1999. For the same period, employees and consultants exercised options for 1,044,187 shares of common stock and investors exercised warrants for 658,653 shares of common stock.


     In July 1999, MP3.com entered into an agreement with Groupe Arnault, which has committed to purchase an aggregate of $150 million in advertising, promotion and marketing services from MP3.com over a three-year period beginning October 1999, including $5 million in 1999, $40 million in 2000, $70 million in 2001 and $35 million in the first half of 2002. Under the agreement, MP3.com received pre-payments of $45 million in July 1999 representing advertising, promotional, and marketing services to be delivered by MP3.com from October 1, 1999 through December 31, 2000.



     In July 1999, MP3.com entered into an agreement with Arkaro Holding B.V., a subsidiary of Groupe Arnault, in which MP3.com offered Arkaro Holding B.V. the opportunity to purchase five percent of MP3.com's outstanding shares of capital stock as of the effective date of MP3.com's underwritten initial public offering at the price per share offered to the public.

BACK PANEL ARTWORK:

     The MP3.com logo appears against a black background. Affixed over the logo (on our preliminary prospectus) is a sleeve containing a music CD suitable for play on either a computer or audio CD player. The CD sleeve is blue with the MP3.com logo and the phrase "Music to Invest By." The following text appears on the page:

      - Top acts of tomorrow as well as current major artists.

      - MP3.com. Where the world comes for music.

                                    MP3 LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and The Nasdaq National Market application fee.


                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
Registration fee............................................  $   68,305
NASD filing fee.............................................      24,570
Nasdaq Stock Market Listing Application fee.................      95,000
Blue sky qualification fees and expenses....................      10,000
Printing and engraving expenses.............................     450,000
Legal fees and expenses.....................................     375,000
Accounting fees and expenses................................     450,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous...............................................      17,125
                                                              ----------
          Total.............................................  $1,500,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception (March 17, 1998) the Registrant has sold and issued the following unregistered securities:

        (a) On March 18, 1998 the Registrant issued and sold 26,178,749 shares of its common stock to Michael L. Robertson, a founder of the Registrant, in exchange for certain assets and liabilities having an aggregate net value of $17,452.50. The Registrant relied on the exemption provided by
     Section 4(2) under the Securities Act.

        (b) On December 30, 1998 the Registrant issued and sold an aggregate of 3,071,250 shares of its common stock to three founding employees of the Registrant, in the aggregate amount of $2,047.50 pursuant to the employees' exercise of incentive stock options granted to them under the Registrant's Founders Stock Option Plan. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act.

        (c) In January and February 1999 the Registrant issued and sold 7,150,000 shares of its Series A preferred stock (convertible into 10,724,996 shares of common stock) to sixteen accredited investors for an aggregate purchase price of $11,011,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (d) On April 5, 1999 the Registrant issued and sold 1,000,000 shares of its Series A preferred stock (convertible into 1,500,000 shares of common stock) to Theodore W. Waitt, an accredited investor, for an aggregate purchase price of $2,000,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (e) On April 23, 1999 the Registrant issued and sold 100,000 shares of its Series A preferred stock (convertible into 150,000 shares of common stock) to Lawrence F. Probst III, an accredited investor, for an aggregate purchase price of $200,000. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (f) On April 26, 1999, the Registrant issued a warrant to purchase up to 658,653 shares of its common stock to Atlas/Third Rail Management, Inc., a sophisticated investor, at an exercise price of $0.33 per share. Atlas/Third Rail is a business consultant of the Registrant and had access to material information about the Registrant. For the issuance of the warrant, the Registrant relied on the exemption provided by Section 4(2) under the Securities Act.

        (g) On April 29, 1999, the Registrant issued and sold 439,103 shares of its Series B preferred stock (convertible into 658,653 shares of common stock) to fifteen accredited investors for an aggregate purchase price of $2,498,496. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (h) In April and May 1999, the Registrant issued and sold an aggregate of 750,000 shares of its common stock for an aggregate purchase price of $550,000 to two sophisticated business consultants of the Registrant, pursuant to the exercise of stock options. These consultants had access to material information about the Registrant. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act.

        (i) On May 12, 1999, the Registrant and Boutit, Inc., d/b/a No Limit Records, entered into a strategic partnership pursuant to a binding Memorandum of Agreement. Pursuant to this agreement, No Limit is bound to provide website content to the Registrant and perform promotional and other activities and the Registrant is required to issue $2.5 million of common stock to Boutit, Inc., an accredited investor, at the initial public offering price in a private placement concurrent with the closing of this offering. The Registrant is relying upon the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (j) On May 13, 1999, the Registrant issued and sold 22,500 shares of its common stock for services originally valued at the time of issuance by the board of directors at $15,000 to Tori Amos, an accredited investor. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

        (k) On June 4, 1999 the Registrant issued and sold 4,182,578 shares of Series C preferred stock (convertible into 6,273,867 shares of common stock) to Cox Interactive Media, Inc., an accredited investor, for a total purchase price of $45,004,539. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (l) On June 10, 1999 the Registrant donated 100,000 shares of common stock to MP3.com Foundation, a non-profit public benefit corporation. Exemption from registration of these shares was not necessary because the transaction did not involve a "sale" of securities as that term is used in
     Section 2(3) of the Securities Act. The Registrant relied upon the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

        (m) In April and June 1999, the Registrant issued and sold 658,653 shares of its common stock for a purchase price of $219,552 to seven accredited investors, pursuant to the exercise of warrants held by such investors. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

        (n) As of June 21, 1999, the Registrant had issued and sold, in the aggregate, 3,912,937 shares of its common stock for per-share exercise prices ranging from $0.11 to $1.00 to employees and consultants pursuant to their exercise of stock options granted under the Registrant's 1998 Equity Incentive Plan. The Registrant relied on the exemption provided by Rule 701 under the Securities Act.

        (o) From time to time since its incorporation, the Registrant has issued stock options to purchase shares of its common stock, pursuant to the Registrant's 1998 Equity Incentive Plan and Founders' Stock Option Plan and pursuant to option grants not under either of such plans. With respect to all grants of options, exemption from registration was unnecessary in that the transactions did not involve a "sale" of securities as that term is used in Section 2(3) of the Securities Act.

     The common stock amounts and per-share exercise prices in the descriptions above reflect the three for two stock split of the Registrant's common stock which will take place prior to the effectiveness of this offering. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) EXHIBITS.


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.(1)
 3.1*     Restated Certificate of Incorporation, as currently in
          effect.
 3.2*     Form of Restated Certificate of Incorporation, to be filed and become effective prior to the closing of this offering.
 3.3*     Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.
 3.4*     Bylaws, as currently in effect.
 3.5*     Form of Bylaws, as amended, to become effective upon the
          closing of this offering.
 4.1      Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
 4.2*     Specimen Stock Certificate.
 5.1      Opinion of Cooley Godward LLP.
10.1*     1998 Equity Incentive Plan (the "1998 Plan").
10.2*     Form of Stock Option Agreement pursuant to the 1998 Plan.
10.3*     1999 Employee Stock Purchase Plan and related offering
          documents.
10.4*     Employment Agreement by and between the Company and Michael
          L. Robertson dated as of May 13, 1999.
10.5*     Letter Agreement regarding employment by and between the
          Company and Robin D. Richards dated as of January 6, 1999.
10.6*     Letter Agreement regarding employment by and between the
          Company and Paul L. H. Ouyang dated as of February 19, 1999.
10.7*     Letter Agreement regarding employment by and between the
          Company and Steven G. Sheiner, as amended, dated as of May
          19, 1999.
10.8*     Letter Agreement regarding employment by and between the
          Company and Paul S. Alofs dated as of April 27, 1999.
10.9*     Office lease by and between the Company and General Atomics dated as of February 1, 1999.
10.10*    Credit Agreement and related borrowing agreements by and
          between the Company and Imperial Bank dated as of February
          11, 1999.
10.11*    Second Amended and Restated Investor Rights Agreement by and
          among the Company and certain stockholders of the Company
          dated June 4, 1999.
10.12*    Founder Stock Purchase Agreement by and between the Company and Michael L. Robertson dated as of March 18, 1998.
10.13*    Form of Indemnity Agreement between the Company and its
          directors and officers.
10.14*    Form of Music Submission Agreement.
10.15*    Consulting Agreement by and between the Company and
          Atlas/Third Rail Management, Inc. dated as of April 19,
          1999.
10.16*    Warrant Agreement by and between the Company and Atlas/Third
          Rail Management, Inc, dated as of April 30, 1999.
10.17*    Promissory Note from Robin D. Richards to the Company dated as of January 25, 1999.
10.18*    Stock Pledge Agreement, as amended, from Robin D. Richards to the Company dated as of January 25, 1999.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.19+    Memorandum of Agreement dated May 12, 1999 between the
          Company and Boutit, Inc. d/b/a No Limit Records.
10.20*    Letter Agreement regarding employment by and between the
          Company and Ronald D. Dotson dated as of May 3, 1999.
10.21+    Series C Preferred Stock Purchase Agreement by and between the Company and Cox Interactive Media, Inc. dated as of May
          19, 1999.
10.22+*   Sponsorship Agreement by and between the Company and
          Tickets.com, Inc. dated as of February 17, 1999.
10.23+*   Sponsorship Agreement by and between the Company and Xing
          Technology, Inc. dated as of February 18, 1999.
10.24+*   Advertising Insertion Order by and between the Company and
          Bill Gross' idealab! dated as of May 19, 1999.
10.25*    Advertising, Promotion and Marketing Agreement by and
          between the Company and Groupe Arnault dated July 10, 1999.
10.26     IPO Equity Offer Agreement by and between the Company and
          Arkaro Holding B.V. dated July 10, 1999.
23.1      Consent of Ernst & Young LLP, Independent Auditors.
          Reference is made to page II-8.
23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
24.1*     Power of Attorney.
24.2      Power of Attorney of David E. Easterly.
27*       Financial Data Schedule.


---------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 *  Previously filed.

(1) To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifying Accounts.

     All other schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on July 13, 1999.


                                          By: /s/ ROBIN D. RICHARDS

                                            ------------------------------------
                                            Robin D. Richards
                                            President and Chief Operating
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----

*                                              Chief Executive Officer and Director     July 13, 1999
------------------------------------------        (Principal Executive Officer)
Michael L. Robertson

/s/ ROBIN D. RICHARDS                           President, Chief Operating Officer      July 13, 1999
------------------------------------------                 and Director
Robin D. Richards

*                                           Chief Financial Officer and Executive Vice  July 13, 1999
------------------------------------------      President (Principal Financial and
Paul L. H. Ouyang                                      Accounting Officer)

/s/ DAVID E. EASTERLY                                        Director                   July 13, 1999
------------------------------------------
David E. Easterly

*                                                            Director                   July 13, 1999
------------------------------------------
Lawrence F. Probst III

*                                                            Director                   July 13, 1999
------------------------------------------
Mark A. Stevens

*                                                            Director                   July 13, 1999
------------------------------------------
Theodore W. Waitt


* By: /s/ ROBIN D. RICHARDS

     -----------------------------------------
     (Robin D. Richards)
     (Attorney-in-fact)

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts" and to the use of our report dated
April 2, 1999 (except for Note 6, as to which the date is             , 1999) in
Amendment No. 5 to the Registration Statement (Form S-1 No. 333-78545) and related Prospectus of MP3.com, Inc.


     Our audit also included the financial statement schedule of MP3.com, Inc. for the period from March 17, 1998 (inception) to December 31, 1998 listed in
Item 16(b). This schedule is the responsibility of MP3.com's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                              ERNST & YOUNG LLP

San Diego, California

--------------------------------------------------------------------------------

     The foregoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 6 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

San Diego, California

July 13, 1999

                                 MP3.COM, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

--------------------------------------------------------------------------------------------------------------
                 COL. A                     COL. B              COL. C               COL. D         COL. E
--------------------------------------------------------------------------------------------------------------
                                                               ADDITIONS           DEDUCTIONS
                                                       -------------------------   ----------
                                                                      CHARGED TO
                                          BALANCE AT    CHARGED TO      OTHER
                                          BEGINNING       COSTS       ACCOUNTS-                   BALANCE AT
              DESCRIPTION                 OF PERIOD    AND EXPENSES    DESCRIBE    WRITE-OFFS    END OF PERIOD
----------------------------------------  ----------   ------------   ----------   -----------   -------------
For the period March 17, 1998
  (inception) to December 31, 1998:
  Allowance for doubtful accounts.......     $ --        $56,615         $ --         $ --          $56,615

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.(1)
 3.1*     Restated Certificate of Incorporation, as currently in
          effect.
 3.2*     Form of Restated Certificate of Incorporation, to be filed and become effective prior to the closing of this offering.
 3.3*     Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.
 3.4*     Bylaws, as currently in effect.
 3.5*     Form of Bylaws, as amended, to become effective upon the
          closing of this offering.
 4.1*     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
 4.2*     Specimen Stock Certificate.
 5.1      Opinion of Cooley Godward LLP.
10.1*     1998 Equity Incentive Plan (the "1998 Plan").
10.2*     Form of Stock Option Agreement pursuant to the 1998 Plan.
10.3*     1999 Employee Stock Purchase Plan and related offering
          documents.
10.4*     Employment Agreement by and between the Company and Michael
          L. Robertson dated as of May 13, 1999.
10.5*     Letter Agreement regarding employment by and between the
          Company and Robin D. Richards dated as of January 6, 1999.
10.6*     Letter Agreement regarding employment by and between the
          Company and Paul L. H. Ouyang dated as of February 19, 1999.
10.7*     Letter Agreement regarding employment by and between the
          Company and Steven G. Sheiner, as amended, dated as of May
          19, 1999.
10.8*     Letter Agreement regarding employment by and between the
          Company and Paul S. Alofs dated as of April 27, 1999.
10.9*     Office lease by and between the Company and General Atomics dated as of February 1, 1999.
10.10*    Credit Agreement by and between the Company and Imperial
          Bank dated as of February 11, 1999.
10.11*    Second Amended and Restated Investor Rights Agreement by and
          among the Company and certain stockholders of the Company
          dated June 4, 1999.
10.12*    Founder Stock Purchase Agreement by and between the Company and Michael L. Robertson dated as of March 18, 1998.
10.13*    Form of Indemnity Agreement between the Company and its
          directors and officers.
10.14*    Form of Music Submission Agreement.
10.15*    Consulting Agreement by and between the Company and
          Atlas/Third Rail Management, Inc. dated as of April 19,
          1999.
10.16*    Warrant Agreement by and between the Company and Atlas/Third
          Rail Management, Inc, dated as of April 30, 1999.
10.17*    Promissory Note from Robin D. Richards to the Company dated as of January 25, 1999.
10.18*    Stock Pledge Agreement, as amended, from Robin D. Richards to the Company dated as of January 25, 1999.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.19+    Memorandum of Agreement dated May 12, 1999 between the
          Company and Boutit, Inc. d/b/a No Limit Records.
10.20*    Letter agreement regarding employment by and between the
          Company and Ronald D. Dotson dated as of May 3, 1999.
10.21+    Series C Preferred Stock Purchase Agreement by and between the Company and Cox Interactive Media, Inc. dated as of May
          19, 1999.
10.22+*   Sponsorship Agreement by and between the Company and
          Tickets.com, Inc. dated as of February 17, 1999.
10.23+*   Sponsorship Agreement by and between the Company and Xing
          Technology, Inc. dated as of February 18, 1999.
10.24+*   Advertising Insertion Order by and between the Company and
          Bill Gross' idealab! dated as of May 19, 1999.
10.25*    Advertising, Promotion and Marketing Agreement by and
          between the Company and Groupe Arnault dated July 10, 1999.
10.26     IPO Equity Offer Agreement by and between the Company and
          Arkaro Holding B.V. dated July 10, 1999.
23.1      Consent of Ernst & Young LLP, Independent Auditors.
          Reference is made to page II-8.
23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
24.1*     Power of Attorney.
24.2      Power of Attorney of David E. Easterly.
27*       Financial Data Schedule.


---------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 *  Previously filed.

(1) To be filed by amendment.